SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Yellow Roadway Corporation

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SEC 1913 (3-99)

10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Yellow Roadway Corporation (the “Company”) will be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas, on Thursday, May 20, 2004 at 9:30 a.m., Central time, to consider the following matters:

I.	The election of ten directors;

II.	The approval of the Company’s 2004 Long-Term Incentive and Equity Award Plan;

III.	The ratification of the appointment of KPMG LLP as independent public accountants of the Company for 2004; and

IV.	The transaction of any other business as may properly come before the meeting or any reconvened meeting after an adjournment.

The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

The Board of Directors has fixed the close of business on March 22, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any reconvened meeting after any adjournments of the meeting.

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Return it as promptly as possible in the enclosed envelope. No postage is required if mailed in the United States. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned. In some cases, you may be able to exercise your proxy by telephone or by the internet. Please refer to the Proxy Statement for further information on telephone and internet voting.

By Order of the Board of Directors:

Overland Park, Kansas

March 23, 2004

DANIEL J. CHURAY, Secretary

PROXY STATEMENT

Annual Meeting of Stockholders

YELLOW ROADWAY CORPORATION

10990 Roe Avenue

Overland Park, Kansas 66211

INTRODUCTION

We are furnishing this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board”) of Yellow Roadway Corporation (the “Company”), a Delaware corporation, of proxies for use at our 2004 Annual Meeting of Stockholders, to be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas (the Company’s telephone is 913-696-6100; mailing address 10990 Roe Avenue, Overland Park, Kansas 66211), at 9:30 a.m., Overland Park, Kansas time, on May 20, 2004, and at any and all reconvened meetings after any adjournments of the meeting. Our Annual Report (including audited financial statements) for the year ended December 31, 2003 accompanies this Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, which will be mailed to stockholders on or about April 7, 2004. The Annual Report is not part of this proxy soliciting material except to the extent specifically incorporated herein by reference. A copy of our annual report to the Securities and Exchange Commission (“SEC”) on Form 10-K and the quarterly reports on Form 10-Q may be obtained without charge by writing the Manager, Investor Relations of the Company at the mailing address above. You may read and copy these reports or any other document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information that we have filed electronically. The SEC’s website is located at http://www.sec.gov.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING OF THE COMPANY

At the Annual Meeting, you will consider and vote upon:

1.	the election of ten directors;

2.	the approval of the Company’s 2004 Long-Term Incentive and Equity Award Plan;

3.	the ratification of the appointment of KPMG LLP as independent public accountants of the Company for 2004; and

4.	any other business as may properly come before the meeting.

QUESTIONS AND ANSWERS

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on March 22, 2004 will be entitled to notice of and to vote at our Annual Meeting of Stockholders or any reconvened meetings after any adjournments of the meeting.

How many shares can vote?

On the record date, we had outstanding 47,961,754 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What matters am I voting on?

You are being asked to vote on the following matters:

•	the election of ten directors,

•	the approval of the Company’s 2004 Long-Term Incentive and Equity Award Plan, and

•	the ratification of the appointment of KPMG LLP as our independent public accountants for 2004.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote “FOR” the proposed slate of directors, “FOR” the approval of the Company’s 2004
Long-Term Incentive and Equity Award Plan, and “FOR” the ratification of the appointment of KPMG LLP.

How do I cast my vote?

If you hold your shares as a stockholder of record, you may vote by mail by signing and returning the enclosed proxy card, or you may vote in person at the Annual Meeting by delivering your proxy card in person or by filling out and returning a ballot that will be supplied to you at the meeting. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Stockholders with shares registered in their names with Mellon Investor Services LLC, our transfer agent, may authorize a proxy by the internet at the following internet address: http://www.eproxy.com/yell, or by telephone at 1-800-435-6710. Proxies submitted through Mellon Investor Services LLC by the internet or telephone must be received by 11:59 p.m. Eastern time (10:59 p.m. Overland Park, Kansas time) on May 19, 2004. The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by the internet or telephone. This option is separate from that offered by Mellon Investor Services LLC, and, if available, will be reflected on the voting form from a bank or brokerage firm that accompanies this Proxy Statement. If your shares are held in an account at a bank or brokerage firm that participates in a similar program, you may direct the vote of these shares by the internet or telephone by following the instructions on the voting form enclosed with the proxy from the bank or brokerage firm. Votes directed by the internet or telephone through a similar program must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Overland Park, Kansas time) on May 19, 2004. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a proxy either on the internet or the voting form that accompanies this Proxy Statement. Requesting a proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by the internet or by telephone with respect to your shares. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, and those costs must be borne by the stockholder.

The enclosed proxy card contains instructions for voting by mail. Please follow these instructions carefully. The proxies identified on the back of the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter properly brought before the meeting. The proxies identified on the back of the proxy will vote your shares in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals. The Board does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

Can I revoke my proxy?

Yes. You can revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy card bearing a later date;

•	Requesting a proxy either on the internet or the voting form that accompanies this Proxy Statement (for telephone or internet voting only);

•	Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

•	Attending the meeting and voting your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Proxies that are marked “abstain”, proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” (“broker non-votes”) and proxies reflecting shares subject to stockholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

Will broker non-votes or abstentions affect the results?

No, broker non-votes and abstentions will not count as votes “FOR” or “AGAINST” any director or proposal being voted on.

What does it mean if I get more than one proxy card?

Your shares are probably registered in more than one account. You should vote each proxy card you receive.

How many votes are needed for approval of each proposal?

•	The election of directors requires a plurality vote of the votes cast at the meeting. “Plurality” means that the ten individuals receiving the highest number of “FOR” votes will be elected to the Board. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction of the stockholder to withhold authority, abstentions or a broker non-vote) will not be counted in that nominee’s favor.

•	The approval of the Company’s 2004 Long-Term Incentive and Equity Award Plan requires the affirmative “FOR” vote of a majority vote of the votes cast at the meeting. Abstentions from voting and shares that are subject to stockholder withholding or broker non-vote are not counted as “votes cast” with respect to that proposal and, therefore, will have no effect on that vote.

•	The ratification of the appointment of KPMG LLP requires the affirmative “FOR” vote of a majority of the votes cast at the meeting. Abstentions from voting and shares that are subject to stockholder withholding or broker non-vote are not counted as “votes cast” with respect to that proposal and, therefore, will have no effect on that vote.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the first quarter of 2004.

How will proxies be solicited? Who will bear the cost?

We will bear the cost of the solicitation. In addition to the use of the mails, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock held of record by those owners. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

Stockholders authorizing proxies or directing the voting of shares by the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, and those costs must be borne by the stockholder.

SUBMISSION OF PROPOSALS BY STOCKHOLDERS

We must receive stockholders’ proposals intended to be presented at the 2005 Annual Meeting by December 9, 2004 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals as to which we receive notice that are proposed to be brought before the 2005 Annual Meeting (outside the process of the SEC’s rule on stockholder proposals described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless we receive the notice as to that matter not less than 60 days nor more than 90 days prior to the date of the 2005 Annual Meeting, in accordance with our Bylaws. If, however, we give less than 70 days notice of the date of the 2005 Annual Meeting, then, to be timely, we must receive notice of a stockholder proposal by the 10th day following the day that we mail notice of, or publicly disclose, the date of the 2005 Annual Meeting. We may use our discretionary authority to preclude any stockholder proposal received after that time from presentment at the 2005 Annual Meeting.

Stockholders who wish to suggest qualified candidates to stand for election to our Board may write to the Secretary, Yellow Roadway Corporation, 10990 Roe Avenue, Overland Park, Kansas 66211, stating in detail and in accordance with our Bylaws the qualifications of the persons they recommend. To be considered at the 2005 Annual Meeting, you must mail or deliver a recommendation to us not less than 14 days or more than 50 days prior to the date of the 2005 Annual Meeting. If, however, we give less than 21 days notice of the date of the 2005 Annual Meeting, you must mail or deliver a recommendation by the seventh day following the day that we mail notice of the date of the 2005 Annual Meeting. The Governance Committee of the Board will consider the suggestions.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Share ownership of directors and executive officers is as of January 31, 2004, and includes:

•	shares in which they may be deemed to have a beneficial interest;

•	shares credited to individual accounts in the qualified savings and defined contribution 401(k) plans;

•	in the case of executive officers, shares subject to options that are exercisable on or prior to March 31, 2004, pursuant to the 1992 Stock Option Plan, the 1996 Stock Option Plan, 1997 Stock Option Plan, 1999 Stock Option Plan and the 2002 Stock Option and Share Award; and

•	in the case of outside directors, options that are exercisable on or prior to March 31, 2004, pursuant to the Directors’ Stock Compensation Plan.

Also, see footnote (2) below regarding adjusted amounts and percentages arising out of grants of performance share units.

Name	Shares Owned as of 1/31/04(1)		Shares Subject to Options that Are or Will Become Exercisable prior to 3/31/04	Total Beneficial Ownership(1)		Percent of Class	Unvested LTIP Performance Share Units(2)	Adjusted Total Beneficial Ownership		Adjusted Percent of Class
Cassandra C. Carr	8,525	(3)	8,534	17,059	(3)	*	0	17,059		*
Howard M. Dean	11,379		8,534	19,913		*	0	19,913		*
Frank P. Doyle	19,065	(4)	0	19,065	(4)	*	0	19,065		*
John F. Fiedler	4,299	(4)	0	4,299	(4)	*	0	4,299		*
Dennis E. Foster	3,623		8,356	11,979		*	0	11,979		*
John C. McKelvey	7,805		8,534	16,339		*	0	16,339		*
Phillip J. Meek	15,419	(4)	0	15,419	(4)	*	0	15,419		*
William L. Trubeck	11,539		8,534	20,073		*	0	20,073		*
Carl W. Vogt	12,227		8,534	20,761		*	0	20,761		*
William D. Zollars	29,916	(5)	342,952	372,868	(5)	*	45,940	418,808	(5)	*
Donald G. Barger, Jr.	10,096	(6)	20,424	30,520	(6)	*	10,590	41,110	(6)	*
Daniel J. Churay	11	(7)	0	11	(7)	*	5,084	5,095	(7)	*
Robert L. Stull(8)	248	(8)	0	248	(8)	*	0	248	(8)	*
James D. Ritchie	5,759	(9)	23,616	29,375	(9)	*	8,861	38,236	(9)	*
James L. Welch	8,697	(10)	22,330	31,027	(10)	*	13,939	44,966	(10)	*
All Directors and Executive Officers as a Group (18 persons)	176,578		460,348	636,926		1.33%	87,441	724,367		1.51%

*	Indicates less than 1% ownership.
(1)	Direct ownership unless indicated otherwise.
(2)	The Company has granted rights to receive shares of the Company’s common stock called performance share units pursuant to the achievement of performance targets under a long-term incentive plan (“LTIP”). After expiration of a “holding period”, an executive will receive one share of the Company’s common stock for each vested performance unit. Fifty percent of the performance units vest on the third anniversary of their date of grant; and the remaining 50% of the performance units vest on the sixth anniversary of their date of grant. Restricted stock awards that the Company granted in 2003 for the 2002 performance period were granted in the form of these performance share units, and the vesting schedule of these awards was amended to match the vesting schedule just described. Further information regarding the “holding period” is set forth in the “Long-Term Incentives” section of the Compensation Committee Report included in this Proxy Statement. Because of this extended vesting schedule, the unvested performance share units are not included under the “Shares Owned as of 1/31/04” column and are not included in the “Total Beneficial Ownership” and “Percent of Class” columns. However, to provide complete information regarding each executive officer’s equity ownership in the Company, the unvested performance share units are included in the “Unvested LTIP Performance Share Units”, “Adjusted Total Beneficial Ownership” and “Adjusted Percent of Class” columns above.
(3)	Ms. Carr has deferred 7,028 shares pursuant to the Yellow Corporation Amended Directors’ Stock Compensation Plan until she ceases to be a director of the Company.

(4)	Mssrs. Doyle, Fiedler and Meek were formerly directors of Roadway Corporation (“Roadway”) and became directors of the Company on December 11, 2003.
Mssrs. Doyle, Fiedler and Meek owned shares of Roadway common stock, which were converted to shares of Yellow Roadway Corporation as a result of the Company’s acquisition of Roadway, effective December 11, 2003.
(5)	Includes 26,000 shares of restricted stock pursuant to a Restricted Stock Award Agreement that includes a non-compete covenant, the restrictions of which lapse on
March 4, 2005, and the equivalent of 25.01 shares held on a unitized basis in the Yellow Roadway Corporation Retirement Savings Plan.
(6)	Includes 6,093 shares of restricted stock pursuant to a Restricted Stock Award Agreement that includes a non-compete covenant, the restrictions of which lapse on March 4, 2005, 6,500 shares acquired by direct purchase, and the equivalent of 14.67 shares held on a unitized basis in the Yellow Roadway Corporation Retirement Savings Plan.
(7)	Includes the equivalent of 11.01 shares held on a unitized basis in the Yellow Roadway Corporation Retirement Savings Plan.
(8)	Mr. Stull became an officer of the Company on December 18, 2003, when the Company acquired Roadway. He holds the equivalent of 247.6462 shares of the Company’s common stock, which is held on a unitized basis in the Roadway LLC 401(k) Stock Savings Plan.
(9)	Includes the equivalent of 11.34 shares held on a unitized basis in the Yellow Roadway Corporation Retirement Savings Plan.
(10)	Includes 8,047 shares of restricted stock pursuant to a Restricted Stock Award Agreement that includes a non-compete covenant, the restrictions of which lapse on March 4, 2005 and the equivalent of 649.93 shares held on a unitized basis in the Yellow Roadway Corporation Retirement Savings Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of copies of reports furnished to us by persons required to file reports under Section 16(a) of the Exchange Act, we believe that all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act, with the exception of (i) Gregory A. Reid, who was a person required to file a report under Section 16(a) at the time the report was filed and who filed a Form 4 twelve business days late, (ii) each of the directors who received restricted stock awards on January 2, 2003 (Cassandra A. Carr, Howard M. Dean, Dennis E. Foster, Richard C. Green, Jr., John C. McKelvey, William L. Trubeck, and Carl W. Vogt), who filed a Form 4 nineteen business days late, and (iii) Cassandra A. Carr, who exercised and sold options on November 25, 2003, who filed a Form 4 eight business days late. All of the foregoing inadvertent late filings were due to the Company’s administrative error in assisting his or her preparation of the form while perfecting the Company’s processes in response to the SEC’s newly adopted shortened filing periods.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AS OF JANUARY 31, 2004

As of January 31, 2004, the persons known to us to be beneficial owners of more than five percent of the Company’s outstanding shares of common stock, the number of shares beneficially owned by them, and the percent of outstanding common stock so owned were:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Mellon Financial Corporation One Mellon Center Pittsburg, PA 15258	4,998,786	(1)	10.43%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,146,558	(2)	8.73%

Ziff Asset Management, L.P. c/o PBK Holdings, Inc. 283 Greenwich Avenue Greenwich, CT 06803	3,425,400	(3)	7.17%

(1)	According to information provided to the Company in a Schedule 13G/A, Mellon Financial Corporation through certain of its direct and indirect subsidiaries had the following voting and dispositive powers with respect to the shares: (a) sole voting power, 4,148,524 shares; (b) shared voting power, 21,469 shares; (c) sole dispositive power, 4,977,317 shares; and (d) shared dispositive power, 21,469 shares.
(2)	According to information provided to the Company in a Schedule 13G/A, Wellington Management Company, LLP had the following voting and dispositive powers with respect to the shares: (a) sole voting power, no shares; (b) shared voting power, 3,514,388 shares; (c) sole dispositive power, no shares; and (d) shared dispositive power, 4,146,558 shares.
(3)	According to information provided to the Company in a Schedule 13G, Ziff Asset Management, L.P., together with PBK Holdings, Inc. and Philip B. Korsant, as the “Reporting Persons”, had the following voting and dispositive power with respect to the shares: (a) sole voting power, no shares; (b) shared voting power, 3,425,400 shares; (c) sole dispositive power, no shares; and (d) shared dispositive power, 3,425,400 shares.

I. ELECTION OF DIRECTORS

At the meeting, our stockholders will elect ten directors to hold office until the 2005 Annual Meeting or until their successors are elected and have qualified. If any nominee should be unable to stand for election as a director, it is intended that the shares represented by proxies will be voted for the election of a substitute that management may nominate.

The following table sets forth information with respect to each nominee for election as a director of the Company. No nominee has any family relationship with any other director or executive officer of the Company.

Name	Principal Occupation; Past Service; Directorships; Age
NOMINEES FOR ELECTION AS DIRECTORS

Cassandra C. Carr Director since 1997	Senior Advisor, Public Strategies, Inc. (since 2002); Senior Executive Vice President, External Affairs (1998–2002) and Senior Vice President, Human Resources (1994–1998), SBC Communications, Inc., San Antonio, TX (telecommunications); 59

Howard M. Dean Director since 1987	Retired Chairman of the Board of Dean Foods Company, Franklin Park, IL (processor and distributor of food products); Director of Ball Corporation; 66

Frank P. Doyle Director since 2003	Retired Vice Chairman and Chief Executive Officer of Compaq Computer Corporation, Houston, TX (computer manufacturing and services) (April 1999 through July 1999); Executive Vice President, General Electric Company (manufacturing, services, and technology) (1992–1995); 72

John F. Fiedler Director since 2003	Retired Chairman and Chief Executive Officer (1995–2003), BorgWarner Inc., Chicago, IL (automotive systems and components); Executive Vice President—North America Tire Division, The Goodyear Tire & Rubber Company (tire and rubber products) (1991–1994); Director of Mohawk Industries, Inc., AirTran Holdings Inc. and Snap-On Incorporated; 65.

Dennis E. Foster Director since 2000

Formerly Vice Chairman, Alltel Corporation, Little Rock, AR (telecommunications) (1998–2000); Chief Executive Officer, 360 Communications, Inc. (wireless communications)
(1993–1998); Director of Alltel Corporation and NiSource Corporation; 63

John C. McKelvey Director since 1977	President and Chief Executive Officer, Menninger Foundation, Topeka, KS, and Chairman, Menninger Psychiatric Clinic, Houston, TX (psychiatric treatment and research) (since November 2001); President Emeritus, Midwest Research Institute, Kansas City, MO (scientific and technical research) (since January 2000); formerly President and Chief Executive Officer, Midwest Research Institute, Kansas City, MO
(1975–1999); 69

Name	Principal Occupation; Past Service; Directorships; Age
NOMINEES FOR ELECTION AS DIRECTORS (cont’d.)

Phillip J. Meek Director since 2003	Retired Senior Vice President and
President—Publishing Group, Capital Cities/ABC, Inc. (broadcasting, cable, and publishing) (1986–1997); Trustee and Chair of Board of Trustees of Ohio Wesleyan University; Director of Guideposts (church organization); 66

William L. Trubeck Director since 1994	Executive Vice President, Western Group (since 2003), Executive Vice President, Chief Administrative Officer and Chief Financial Officer (2002–2003) and Senior Vice President and Chief Financial Officer (2000–2002), Waste Management, Inc., Houston, TX (waste disposal and environmental services); formerly Senior Vice
President—Finance and Chief Financial Officer and President, Latin American Operations, International MultiFoods, Inc., Minneapolis, MN (food manufacturing) (1997–2000); 57

Carl W. Vogt Director since 1996	Retired Partner and Senior Partner (1974–2002), Fulbright & Jaworski LLP, Washington, DC (legal services); President Emeritus (President interim 1999–2000), Williams College, Williamstown, MA; Chairman, National Transportation Safety Board, Washington, DC (1992–1994); Director of Scudder Funds (mutual funds), American Science & Engineering (e-ray bomb and contraband detection) and Waste Management, Inc. (waste disposal and environmental services); 67

William D. Zollars Director since 1999	Chairman, President and Chief Executive Officer of the Company (since November 1999); formerly President of Yellow Transportation, Inc., the Company’s principal operating subsidiary (1996–2000); Director of Butler Manufacturing Co. and ProLogis Trust; 56

STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

General. The Board is currently comprised of ten directors, with nine of those directors determined to be “independent directors”, as that term is defined in the NASDAQ Stock Market rules. All directors are elected annually at the stockholders’ meeting. Directors may serve until age 75, which is the mandatory retirement age provided in the Company’s bylaws. A director’s term on the Board may be limited if the director changes employment (other than a promotion or lateral movement within the same organization) or if the director fails in any fiscal year to attend at least 66% of the aggregate meetings of the Board and any Board committees on which the director serves, as the Company’s bylaws require the director to offer his or her retirement or resignation effective on the annual stockholders’ meeting following the three-month anniversary of the change in his or her employment or the failure to attend the requisite number of meetings in a fiscal year. The functions of a lead director are handled by the chairman of each committee, who serves as the spokesperson for the committee and provides recommendations and guidance to the Board and the Chairman of the Board.

The Board reviews from time to time its procedures and processes, as well as its guidelines on corporate governance. The guidelines on corporate governance are included with the Governance Committee Charter, which is available on the Company’s website, www.yellowroadway.com. Each committee of the Board may retain its own legal or other advisors from time to time as the committee believes appropriate, and the committee will be responsible for the terms of the engagement and compensation of the advisors. Under the guidelines on corporate governance, the Board develops procedures for orientation and continuing education of the directors.

Meetings of Board and Committees. The Board held five regularly scheduled meetings and four special meeting during 2003. The Board has three standing committees: the Audit/Ethics Committee; the Compensation Committee and the Governance Committee. The Company policy with respect to attendance of Board and committee meetings is that each director should strive to attend at least 75% of the aggregate of the total number of meetings of the Board and of the committees of the Board on which the director serves. During 2003, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board held during the period the incumbent was a director and of committees of the Board on which the incumbent served during the period that the incumbent was a director. Each of the directors who was a director at the time attended the Company’s 2003 Annual Meeting of Stockholders.

Meetings of Independent Directors. The independent directors of the Company (as independence is affirmatively determined from time to time by the Board in accordance with law and the NASDAQ Stock Market rules) meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least one executive session a year.

Stockholder Communications with the Board. The Company encourages any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who shall assure that the Chairman of the Governance Committee receives the correspondence.

Audit/Ethics Committee. The Audit/Ethics Committee of the Board met six times during 2003. The Audit/Ethics Committee consisted of William Trubeck (Chairman), Howard Dean, John Fiedler (who joined the Audit/Ethics Committee in December 2003) and John McKelvey. The Board has determined that all of the members of the Audit/Ethics Committee are independent directors, as that term is defined in the NASDAQ Stock Market rules. The Audit/Ethics Committee Charter was amended and restated in 2003 to clarify the Company’s requirement to pay for the expenses of auditors, independent counsel and other consultants that the Audit/Ethics Committee retains. A copy of the Audit/Ethics Committee’s charter is attached to this Proxy Statement as Annex A and is also available on the Company’s website, www.yellowroadway.com. As described in its charter, the Audit/Ethics Committee’s functions include:

•	appointing, compensating and overseeing the work of any public accounting firm that the Company employs for the purpose of preparing or issuing an audit report or related work;

•	approving all auditing services and non-audit services that the Company’s auditors provide to the Company;

•	resolving any disagreements between the Company’s management and the auditor regarding financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints that the Company receives regarding accounting, internal controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	assisting the Board in oversight of the following:

(i) the integrity of the Company’s financial statements;

(ii) the Company’s compliance with legal and regulatory requirements;

(iii) the independent auditor’s qualifications and independence, and

(iv) the performance of the Company’s internal and external audit functions;

•	overseeing the Company’s compliance programs, including the Company’s Code of Conduct; and

•	adopting, amending or modifying the Company’s Code of Conduct and a code of ethics (which is currently contained in the Company’s Code of Conduct) for the Company’s chief financial officer, controller, principal accounting officer or persons serving in similar functions (the Company’s Code of Conduct is available on the Company’s website, www.yellowroadway.com).

In performing its functions, the Audit/Ethics Committee reviews the independence of the external auditor and the overall scope and focus of the annual audit. The Audit/Ethics Committee addresses auditor rotation by conducting discussions with the Company’s external auditor concerning relationships or services that may affect auditor objectivity or independence, and if the Audit/Ethics Committee is not satisfied with the auditors’ assurances of independence, the Audit/Ethics Committee will take, or recommend to the Board, appropriate action to ensure the independence of the external auditor. The Audit/Ethics Committee also approves all auditing and non-auditing services that the Company’s external auditors provide to the Company. In addition, the chairman of the Audit/Ethics Committee is expressly authorized to approve the provision of non-audit services to the Company. The latter express authority was established to handle the approval of non-audit services prior to the engagement of the auditor or accountant.

Compensation Committee. The Compensation Committee of the Board met eight times during 2004. The Compensation Committee consisted of Dennis Foster (Chairman), Cassandra Carr, Howard Dean and Phillip Meek (who joined the Compensation Committee in December 2003). The Board has determined that all of the members of the Compensation Committee are independent directors, as that term is defined in the NASDAQ Stock Market rules. A copy of the Compensation Committee’s charter is available on the Company’s website, www.yellowroadway.com. The Compensation Committee’s functions include:

•	reviewing and establishing base salary, incentive compensation and perquisites of the Company’s “executive officers”, as that term is defined by the SEC and the Internal Revenue Service;

•	reviewing and establishing compensation strategy for other officers of the Company;

•	approving and recommending to the Board the establishment, modification or amendment of all compensation plans for officers of the Company;

•	approving and recommending to the Board the creation, modification or amendment of any stock option or stock-based compensation plans of which the Company’s common stock is the basis; and

•	administering, funding and monitoring the investment performance and compliance of the Company-sponsored qualified defined benefit and defined contribution retirement plans.

In addition to the foregoing functions, the Company’s Chief Executive Officer and the Compensation Committee review management development and succession planning and make an annual report to an executive session of the independent directors.

Governance Committee. The Governance Committee of the Board met once during 2003. The Governance Committee performs the functions of a nominating committee. The Governance Committee consisted of Carl Vogt (Chairman), Cassandra Carr, Frank Doyle (who joined the Governance Committee in December 2003) and Dennis Foster. The Board has determined that all of the members of the Governance Committee are independent directors, as that term is defined in the NASDAQ Stock Market rules. The Governance Committee’s functions are described in detail in its charter, which was amended and restated in 2003 and is available on the Company’s website, www.yellowroadway.com. The Governance Committee’s functions include:

•	administering the guidelines on corporate governance and developing and making recommendations to the Board with respect to those guidelines;

•	establishing the criteria for selecting the nominees for election as directors of the Company and reviewing the qualifications of all candidates, including those proposed by stockholders, for recommendation to the Board;

•	recommending to the Board for approval the standards for determining whether or not a director is “independent”;

•	recommending to the Board the composition of the committees of the Board;

•	reviewing and making recommendations as to the effectiveness of the Board as a whole; and

•	making recommendations from time to time as to changes in governance that the Governance Committee finds necessary or otherwise in the best interest of the Company.

In performing its function of identifying candidates for director nominees, the Governance Committee has the sole authority to retain and compensate search firms to assist in the process.

All of the nominee directors included in this Proxy Statement are directors standing for re-election. The Governance Committee accepts stockholder director nominations in accordance with the policy for submitting proposals for director nominations as set forth in the Section of this Proxy Statement entitled “Submission of Proposals by Stockholders”. The following criteria guide the Governance Committee in considering candidates for director nominees, including nominees submitted by stockholders:

•	personal traits and experience (i.e., an individual of the highest character and integrity, with experience at a strategy/policy-setting level or other senior executive level of experience),

•	the availability of sufficient time to carry out the responsibilities of a director,

•	the absence of any conflict of interest that would interfere with the director’s independence and the proper performance of his or her responsibilities,

•	the ability to utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group and not to represent a particular constituent group or organization, and

•	the ownership of Company common stock.

DIRECTORS’ COMPENSATION

As a result of the Company’s policy that directors should have an equity ownership in the Company, a portion of each director’s fees are paid in the Company’s common stock. We pay directors of the Company who are not full-time employees of the Company:

•	an annual retainer for Board service of $23,000;

•	an annual retainer for committee service of $1,200 for each committee on which a director serves;

•	an attendance fee of $1,300 for each Board meeting and $1,100 for each committee meeting attended; and

•	we reimburse them or otherwise make them whole for all costs or expenses of any kind that they incur related to Board or committee meetings.

Committee chairmen receive an attendance fee of $2,100 for each committee meeting attended. Directors may elect to defer receipt of the retainer and attendance fees. Under the terms of the Directors’ Stock Compensation Plan, a minimum of 50% of the Board and committee retainers is paid in the form of Company common stock, with the stock award determined annually on the date of the Company’s Annual Meeting of Stockholders based on the closing price of the Company’s common stock on that date and the then applicable level of Board and committee retainers. The directors annually have the option of taking up to 100% of the Board and committee retainers in Company common stock rather than cash. Also, under the Directors’ Stock Compensation Plan, commencing on April 24, 1997 and annually on the first business day of each calendar year thereafter, the directors receive option grants of 2,000 shares of the Company’s common stock, with the options vesting after six months and exercisable for five years. A total of 200,000 shares are reserved for award under the Directors’ Stock Compensation Plan. We do not pay directors who are full-time employees of the Company or any subsidiary any retainer or attendance fees for services as members of the Board or any of its committees.

In December 2003, the Compensation Committee of the Board reviewed Board compensation with the Compensation Committee’s independent consultant, including a review of the compensation that other similarly situated companies pay their non-employee directors for their service. Based on that review and the recommendation of the Compensation Committee, the Board approved changes in the fees and equity compensation that non-employee directors of the Company will receive. To effect the changes in the equity portion of the compensation, stockholder approval of the Company’s proposed 2004 Long-Term Incentive and Equity Award Plan (the “2004 Plan”) is required. The 2004 Plan addresses, among other things, equity awards for non-employee directors. Upon stockholder approval of the 2004 Plan, the current Directors’ Stock Compensation Plan will be terminated. See the section entitled “II. Proposal to Approve the Company’s 2004 Long-Term Incentive and Equity Award Plan” in this Proxy Statement. Upon approval of the 2004 Plan, we will pay directors who are not full-time employees of the Company as follows:

•	an annual retainer for Board services of $30,000;

•	an annual retainer for services as a committee chairperson of $5,000 per year; other members of committees will no longer receive retainers for committee service;

•	an attendance fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended; and

•	we will reimburse them or otherwise make them whole for all costs or expenses of any kind that they incur related to Board and committee meetings.

Directors will be able to continue to elect to defer receipt of the retainer and attendance fees. A minimum of 50% of the Board and committee retainers will be paid in the form of Company common stock, with the stock award determined annually on the date of the Company’s Annual Meeting of Stockholders based on the closing price of the Company’s common stock on that date and the then applicable level of Board and committee retainers. The directors will be able to continue to annually have the option of taking up to 100% of the Board and committee retainers in Company common stock rather than cash. On the date of the Company’s Annual Meeting of Stockholders, the directors will receive annual restricted stock unit grants of 1,500 shares of the Company’s common stock that will vest one-third on each of the first, second and third anniversaries of the date of grant. The restricted stock unit grants will be issued from the Company’s 2004 Plan, subject to stockholder approval of that plan. Upon receipt of the restricted stock unit grants, each director who received a stock option grant of 2,000 shares in January 2004 under the Directors’ Stock Compensation Plan will forfeit that stock option grant. We will continue our policy of not paying directors who are full-time employees of the Company or any subsidiary any retainer or attendance fees for services as members of the Board or any of its committees.

AUDIT/ETHICS COMMITTEE REPORT

The Audit/Ethics Committee of the Board of Directors provides assistance to the Board of Directors in, among other matters, fulfilling its responsibility in matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company. The Audit/Ethics Committee also oversees the Company’s compliance programs.

The Audit/Ethics Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003.

The Audit/Ethics Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit/Ethics Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, and any other matters deemed relevant and appropriate by the Audit/Ethics Committee, the Audit/Ethics Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual report on Form 10-K for the year ended December 31, 2003.

The Board of Directors had determined that the members of the Audit/Ethics Committee are independent. The Board has further determined that Mr. Trubeck is the “audit committee financial expert”, as that term is defined under SEC regulations, and that
Mr. Trubeck meets the financial sophistication requirement of the NASDAQ Stock Market rules.

The Audit/Ethics Committee has adopted a written charter, which was amended and restated in 2003, to clarify the Company’s requirement to pay for the expenses of auditors, independent counsel and consultants that the Committee retains. A copy of the Committee’s Charter is attached to this Proxy Statement as Annex A and is available on the Company’s website, www.yellowroadway.com. The Audit/Ethics Committee conducts annual reviews of its charter to assess its adequacy.

The Audit/Ethics Committee presents the following summary of all fees paid to KPMG LLP (“KPMG”), the Company’s auditors, during calendar years 2003 and 2002:

	KPMG FY 2003	KPMG FY 2002	Arthur Andersen* FY 2002
Audit fees	$1,478,650	$962,900	$182,000
Audit related fees	325,280	132,115	30,550
Tax fees	2,000	7,500	307,500
All other fees	-0-	-0-	39,865

Total	$1,805,930	$1,102,515	$559,915

*	KPMG replaced Arthur Andersen as the Company’s auditors in May 2002.

In addition, Roadway Corporation, which the Company acquired in December 2003, paid the following fees to its auditors,
Ernst & Young LLP, during calendar years 2003 and 2002:

	FY 2003	FY 2002
Audit fees	$960,004	$935,100
Audit related fees	153,116	72,000
Tax fees	249,719	164,600
All other fees	53,050	87,000

Total	$1,415,889	$1,258,700

The Audit/Ethics Committee has considered and determined that the level of KPMG’s fees for provision of services other than the audit and the quarterly review services is compatible with maintaining the auditor’s independence.

William L. Trubeck, Chairman

Howard M. Dean

John F. Fiedler

John C. McKelvey

EXECUTIVE COMPENSATION

The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2003, 2002 and 2001 of those persons who were, as of December 31, 2003, the executive officers of the Company.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
	Annual Compensation					Awards			Payouts
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)		(e) Other Annual Comp. ($)(1)	(f) Restricted Stock Award(s) ($)(2)	(g) Options/ SARs (#)		(h) LTIP Payouts ($)		(i) All Other Comp ($)(3)
William D. Zollars Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$818,000 770,000 700,000	$556,935 134,288 0		$0 0 0	$0 673,400 0	0/0 0/0 0/0		$1,730,107 700,012 0	(4)	$2,500 2,500 2,125

Donald G. Barger, Jr. Senior Vice President and Chief Financial Officer	2003 2002 2001	365,000 356,250 335,000	160,841 67,536 0		0 0 0	0 137,270 0	0/0 0/0 0/0		394,200 165,387 0	(4)	3,000 3,000 1,725

Daniel J. Churay Senior Vice President General Counsel and Secretary	2003 2002	267,667 88,333	107,227 150,000	(5)	0 0	0 0	0/0 0/0		241,020 34,170	(4)	3,000 0

Robert L. Stull(6) President and Chief Executive Officer, Roadway Express	2003	18,699	350,378		0	0	0/0		0		0

James D. Ritchie(7) President and Chief Executive Officer, Meridian IQ	2003 2002 2001	304,500 309,125 255,633	125,606 130,000 71,287	(8)	0 0 0	0 129,500 0	0/0 40,000 0/0	(8)	328,860 139,273 0	(4)	9,000 9,000 2,625

James L. Welch President and Chief Executive Officer, Yellow Transportation	2003 2002 2001	387,500 368,750 356,023	179,025 67,536 0		0 0 0	0 181,300 0	0/0 0/0 0/0		523,125 213,987 0	(4)	3,000 2,125 2,125

(1)	While the named executive officers receive some perquisites from the Company, those perquisites did not reach in any of the reported years the threshold for reporting of $50,000 or ten percent of salary and bonus set forth in the applicable rules of the SEC.
(2)	The Company made restricted stock awards to certain of its executives in March 2002 pursuant to Restricted Stock Award Agreements that include a non-compete covenant. The restrictions on these awards lapse on March 4, 2005.
(3)	The compensation reported for 2003 includes the Company’s matching contribution under the 401(k) portions of its defined contribution plans.
(4)

Except for Mr. Stull, who did not join the Company until December 11, 2003, each of the named officers in the Summary Compensation Table participated during 2003 in a long-term incentive plan. See the Compensation Committee Report contained in this Proxy Statement under the caption “Long-Term Incentives” for a full description of this plan. Payouts under this plan are based 70% on the return on capital and 30% on growth in net operating profit after taxes, in each case, as compared to the same measures of companies included in the S&P Small Cap Index, which is comprised of approximately 600 companies. The data to make this comparison is not yet fully available for many of these companies; therefore, the Company has paid 75% of an estimated award to the executive as a minimum payment, with the balance to be paid upon completion of the compilation of the data. Fifty percent of the payout is in cash, and 50% of the payout is rights to receive shares of the Company’s common stock. The Compensation Committee of the Board may also reduce payouts pursuant to the plan. The following table sets forth the value of the total potential payout for 2003 (including the payout of 75%

of the estimated amount set forth in the Summary Compensation Table above in the “LTIP Payouts” column) at the maximum levels for each of the named officers in the Summary Compensation Table:

Name	Value of Maximum Total Potential Payout for 2003
William D. Zollars	$2,563,122
Donald G. Barger, Jr.	584,000
Daniel J. Churay	357,068
James D. Ritchie	487,200
James L. Welch	775,000

(5)	Mr. Churay joined the Company in September 2002 and received a signing bonus of $100,000 and a guaranteed minimum annual incentive bonus of $50,000 for 2002.
(6)	Mr. Stull became an executive officer of the Company with the Company’s acquisition of Roadway in December 2003. As a result, Mr. Stull was entitled to the payment of a bonus pursuant to a change in control agreement.
(7)	Mr. Ritchie is included in the Summary Compensation Table pursuant to Regulation S-K, Item 402(3)(iii).
(8)	Mr. Ritchie received a signing bonus of $130,000 to become President of Meridian IQ. Mr. Ritchie received a grant of 40,000 options in 2002, along with other former employees of Transportation.com, in exchange for the extinguishment of options in Transportation.com after the Company acquired 100% of Transportation.com.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following table summarizes the option exercises by the executive officers named in the Summary Compensation Table above during 2003; and the year-end value of their options. No executive officer received an option grant during 2003.

Option and SAR Exercises and Year End Value Table(1)

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Number of Unexercised SARs at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End($) Exercisable/ Unexercisable(2)	Value of Unexercised In-the-Money SARs at FY-End(#) Exercisable/ Unexercisable
William D. Zollars	70,000	$895,081	342,952/54,465	0	$6,530,189/$1,032,656	$0
Donald G. Barger, Jr.	0	0	20,424/6,808	0	441,158/147,053	0
Daniel J. Churay	0	0	0/0	0	0/0	0
James L. Welch	0	0	22,330/20,425	0	450,670/409,521	0
James D. Ritchie	0	0	16,808/36,808	0	206,947/336,947	0

(1)	All options become exercisable in four equal annual installments. All options were granted with an exercise price equal to the closing price of the Company’s common stock as reported by the NASDAQ Stock Market on the date of each grant. The time at which options become exercisable is accelerated upon the occurrence of certain events, including total permanent disability or death of the executive officer while in the employ of the Company; if the Company is wholly or partially liquidated; or is a party to a merger, consolidation or reorganization in which it or an entity controlled by it is not the surviving entity. Options exercised may be paid for in cash or by delivery of shares that the grantee owns.
(2)	The calculation of the value of unexercised in-the-money options at the end of the year is based on the per share closing price of the Company’s common stock of $36.17 on December 31, 2003, the last trading day of the year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2003, with respect to our compensation plans under which equity securities are authorized for issuance:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column(a)
Equity compensation plans approved by security holders	1,796,628	$22.14	741,895
Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	1,796,628	$22.14	741,895

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS AND

TERMINATION OF EMPLOYMENT AGREEMENTS

William D. Zollars Employment Agreement. The Company entered into an Employment Agreement on December 15, 1999 with its Chairman, President and Chief Executive Officer, William D. Zollars, that contains the following essential terms and conditions:

•	a base salary that is reviewed annually in accordance with the Company’s normal salary policy for executive officers (with his salary having been set in 2003 at $818,000);

•	an annual bonus pursuant to which a threshold, target and maximum award as a percentage of Mr. Zollars’ base salary shall be established for each year (with these percentages for 2003 having been established at 25%, 85% and 200%, respectively), with the criteria for establishment of the target and parameters for payment to be determined annually by the Compensation Committee, at least 80% of the criteria established by the Committee being based on specific measurements of financial performance of the Company during the applicable year and the remaining percentage being based on non-financial criteria;

•	a stock option award on December 15, 1999 based on the closing price of the Company’s common stock on the NASDAQ Stock Market on that date in the amount of 200,000 shares, with the award vesting 25% on each anniversary of the award;

•	a supplemental retirement benefit providing Mr. Zollars with the difference between the benefits that he would have received under the Company’s pension plan if the service credited for benefit accrual purposes under the plan were 20 years plus his actual service, if any, after his normal retirement date and the benefits actually payable to Mr. Zollars under the pension plan, with the supplemental retirement benefit vesting at the rate of 20% per year measured from September 6, 1996, the commencement date of Mr. Zollars’ prior employment as President of Yellow Transportation, Inc., the Company’s principal operating subsidiary, resulting in Mr. Zollars’ becoming 100% vested on September 6, 2001; and

•	payments in the event of Mr. Zollars’ termination “without cause,” or resignation for “good reason” or following a “change of control”, as those terms are defined in the Agreement (“Change of Control” having the same definition as set forth in the Company’s Executive Severance Agreements, described below) in the amount of twice Mr. Zollars’ annual rate of compensation, including target bonus, at the time of termination or resignation, plus target bonus for the year of termination, and immediate vesting in all outstanding stock options and any incentive and benefit plans applicable at the time of termination or resignation.

James D. Staley Employment Agreement. In October 2003, Roadway LLC (formerly known as Yankee LLC), a wholly owned subsidiary of the Company, entered into an employment agreement with James D. Staley, President and Chief Executive Officer of Roadway. The employment agreement became effective as of the effective date of the Company’s acquisition of Roadway
(i.e., December 11, 2003). Pursuant to the agreement, Mr. Staley will serve as President and Chief Executive Officer of
Roadway LLC. Mr. Staley waived the right to receive any payment under the severance agreement between himself and Roadway, and he further agreed that his change in control severance agreement with Roadway terminated. The five-year employment agreement provides Mr. Staley with:

•	compensation including a base salary at an initial rate of $500,000 per annum,

•	annual cash incentives with a target level of 100% of base salary,

•	participation in the Company’s long-term incentive plan with a target level of 175% of base salary, and

•	various other benefits payable to the Company’s executives.

In addition, in exchange for Mr. Staley’s entering into a covenant not to compete with the Company and its subsidiaries, Mr. Staley received a restricted stock grant in an amount equal to a fair market value of $1,000,000 on January 2, 2004, and he will receive four subsequent annual restricted stock grants each in an amount equal to a fair market value of $500,000.

If Mr. Staley’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Staley at least three years after the effective date of the merger for good reason (as defined in the agreement), upon the death of Mr. Staley or because Mr. Staley incurs a permanent and total disability (as defined in the agreement), all of the restricted shares previously granted to Mr. Staley will vest, and Mr. Staley will be entitled to the following:

•	a lump-sum payment equal to $3,000,000, less the value of the restricted shares granted to him that have vested as of the date of the termination;

•	a lump sum payment equal to the prorated portion of his target bonus for the fiscal year in which his termination of employment occurs as if the target for the year had been met; and

•	24 months of continuation coverage under the employee benefit plans and programs that covered him immediately prior to his termination of employment (excluding any plan or program providing payment for time not worked).

If Mr. Staley’s employment is terminated by the Company for cause (as defined in the agreement), by Mr. Staley for any reason during the first three years after the effective date of the merger or by Mr. Staley at least three years after the effective date of the Company’s acquisition of Roadway for any reason other than good reason (as defined in the agreement), all unvested restricted shares previously granted to Mr. Staley will be forfeited, and Mr. Staley will not be entitled to receive a severance payment under the agreement. In addition, the employment agreement states that within 30 days after the effective date of the Company’s acquisition of Roadway, Mr. Staley and the Company will enter into an executive severance agreement in substantially the same form granted to other Company executives entitling him to change of control benefits in the event of a change in control of the Company. The Company and Mr. Staley have entered into an Executive Severance Agreement similar to the executive severance agreements the Company has entered into with other executive officers. See “Executive Severance Agreements” below for a description of the provisions of the executive severance agreement.

Executive Severance Agreements. The Company has entered into executive severance agreements with all the executive officers named in the Summary Compensation Table and James D. Staley, as designated by the Board. (In the case of William D. Zollars, payments are only to the extent that they would exceed payments under the “change of control” provisions of his Employment Agreement.)

In the event of a “Change in Control” of the Company followed within two years by (1) the termination of the executive’s employment for any reason other than death, disability, retirement or “cause” or (2) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with the Company’s practice prior to the Change of Control, the severance agreements provide that the executive shall be paid a lump sum cash amount equal to the sum of (a) two times the executive’s highest compensation (salary plus bonus) for any consecutive 12-month period within the previous three years. If the executive is within 10 years of his normal retirement age (65), then the executive would be paid three times his highest compensation. The above-described payments are also subject to a gross-up provision in the event that it is determined that the benefits provided by the severance agreements are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The executive would further be entitled to receive in exchange for his nonqualified stock options granted by the Company that are outstanding on the date of the Change of Control, common stock of the Company (or, if the Company or its successor becomes a subsidiary of another company, common stock of the other company) having a fair market value equal to the fair market value of the stock options on the effective date of the Change of Control.

A termination is for “cause” if it is the result of a conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal, or an adjudication by a court of competent jurisdiction, which is no longer subject to direct appeal, that the executive is mentally incompetent or that he is liable for willful misconduct in the performance of his duty to the Company which is demonstrably and materially injurious to the Company.

“Change of Control” for the purpose of the severance agreements shall be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, purchases or otherwise acquires shares of the Company and as a result thereof becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the continuing directors shall cease to constitute a majority of the Board or any successor to the Company.

Robert L. Stull Roadway Change in Control Severance Agreement. Robert L. Stull had entered into a change in control severance agreement with Roadway. Upon the Company’s acquisition of Roadway, if Mr. Stull’s employment had been terminated during the severance period (as defined in Mr. Stull’s change in control severance agreement) for any reason other than for cause or as a result of his death or disability, or if he terminated his employment for good reason (as defined in his change in control severance agreement), Mr. Stull would be entitled to severance compensation as follows:

•	a lump sum payment in an amount equal to two times the sum of his base pay (at the highest rate in effect for any period within five years prior to his termination date), plus his incentive pay (in an amount equal to not less than the highest target or payout incentive pay rate in any of the five fiscal years immediately preceding the year in which the change in control occurred);

•	for 24 months following his termination date, welfare benefits substantially similar to those that he was receiving or entitled to receive immediately prior to the termination—these welfare benefits will be reduced to the extent that comparable benefits are actually received from another employer during the 24-month period;

•	a lump sum payment in an amount equal to the present value of the excess of the retirement income and other benefits that would be payable to him under the retirement plans if he had continued to be employed as an active participant in the retirement plans for the 24-month period following his termination date given his base pay and incentive pay (as determined above) over the retirement income and other benefits that he is entitled to receive (either immediately or on a deferred basis) under the retirement plans;

•	a lump sum payment in an amount equal to the cost of providing medical coverage to him from the expiration of the
24-month period following his termination date until he is entitled to receive Medicare;

•	reasonable fees for outplacement services, by a firm selected by him, at the expense of Roadway, in an amount not in excess of 20% of his base pay;

•	financial counseling during the 24-month period following the termination date in a manner similar to that provided to him prior to the change in control;

•	reimbursement for any additional tax liability incurred as a result of excise taxes imposed or payments deemed to be attributable to the change in control;

•	in the event that any payment or benefit required under his change in control severance agreement is not provided, he will be entitled to interest on the amount or value thereof at an annualized rate of interest equal to the prime rate plus 4%;

•	a lump sum cash payment equal to the value of any annual bonus or long-term incentive pay (other than equity-based compensation) earned or accrued with respect to his service during the performance period that includes the date on which the change in control occurred calculated at the plan target or payout rate, but prorated to base payment only on the portion of his service that had elapsed during the applicable performance period; and

•	payment of any and all legal fees incurred as a result of efforts to enforce his change in control severance agreement.

The change in control severance agreement remains in effect, except that Mr. Stull has waived certain of his rights under the agreement as follows:

(a) No event will constitute a change in control after the closing of the Company’s acquisition of Roadway, other than that acquisition.

(b) Any raises or increased benefits, above the amounts payable to Mr. Stull by Roadway at the time of the Company’s acquisition of Roadway, will not be included in the calculation of any amounts payable to Mr. Stull under the severance agreement if any benefits under the severance agreement become due and payable.

(c) The waiver of certain provisions related to his voluntary termination of employment during the severance period, which is the two-year period following the change in control.

(d) The waiver of the extension of the severance period beyond the two-year period following the change in control.

DEFINED BENEFIT PENSION PLANS

Yellow. The Company and certain of its subsidiaries’ officers participate in a noncontributory, defined benefit pension plan
(i.e., the Yellow Corporation Pension Plan). This plan covers all regular full-time and regular part-time office, clerical, sales, supervisory and executive personnel of the Company and participating subsidiaries (excluding directors who are not salaried employees) who are at least age 21, are employed in the United States and are not otherwise covered by a pension plan under a collective bargaining agreement. Pension plan benefits are calculated solely on salaries and cash bonuses. Compensation reported in the Summary Compensation Table includes amounts that are not covered compensation under the pension plan. Participants are vested after five years of service.

A participant retiring at age 65 will receive an annual pension benefit (single life basis) amounting to 1 2/3% of his final average annual compensation paid in the five highest consecutive years of the participant’s last ten consecutive years of participation, multiplied by his total years of participation, the sum of which is reduced by 50% of the amount of his primary social security entitlement at retirement (prorated if participation is less than 30 years). The pension of the highest-paid executive officers will probably be reduced from the above formula because of limitations under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).

The following table sets forth the gross annual benefits (single life at age 65), before deduction of the applicable primary social security offset amount (a maximum of 50% of the participant’s primary social security benefits at 30 years of participation), payable upon retirement under the defined benefit pension plan for specified remuneration and years of service classifications, part of which may be paid pursuant to the supplemental retirement income agreements discussed below:

PENSION VALUE TABLE

(Yellow)

Eligible Remuneration(1)	Years of Service
	15	20	25	30	35
$200,000	$50,000	$66,650	$83,350	$100,000	$116,650
225,000	56,250	75,000	93,750	112,500	131,250
250,000	62,500	83,333	104,167	125,000	145,833
300,000	75,000	100,000	125,000	150,000	175,000
350,000	87,500	116,667	145,833	175,000	204,167
400,000	100,000	133,350	166,650	200,000	233,350
450,000	112,500	150,000	187,500	225,000	262,500
500,000	125,000	166,650	208,350	250,000	291,650
550,000	137,500	183,333	229,167	275,000	320,833
600,000	150,000	200,000	250,000	300,000	350,000
650,000	162,500	216,666	270,833	325,000	379,167
700,000	175,000	233,350	291,650	350,000	408,350
750,000	187,500	250,000	312,500	375,000	437,500
800,000	200,000	266,650	333,350	400,000	466,650
850,000	212,500	283,333	354,167	425,000	495,833
900,000	225,000	299,700	374,982	450,000	525,015
950,000	237,500	316,666	395,833	475,000	554,167
1,000,000	250,000	333,000	416,647	500,000	583,350
1,050,000	262,500	350,000	437,500	525,000	612,500
1,100,000	275,000	366,300	458,312	550,000	641,685
1,150,000	287,500	383,333	479,167	575,000	670,833
1,200,000	300,000	399,600	499,976	600,000	700,020
1,250,000	312,500	416,666	520,833	625,000	729,167
1,300,000	325,000	432,900	541,641	650,000	758,355
1,350,000	337,500	450,000	562,500	675,000	787,500
1,400,000	350,000	466,200	583,306	700,000	816,690
1,450,000	362,500	483,333	604,167	725,000	845,833
1,500,000	375,000	499,500	624,971	750,000	875,025

(1)	Eligible Remuneration as used in this table is defined as final average covered compensation (salary and annual bonus) for the five highest consecutive years of the participant’s last ten consecutive years of participation preceding termination of employment under the plan.

ERISA, as amended by subsequent legislation, limits covered compensation under the pension plan to $200,000 in 2003 and imposes maximum annual benefit limitations, which may cause a reduction in the pension payable under the pension plan. The Company enters into nonqualified, unfunded supplemental retirement income agreements with affected participants which are designed to provide those benefits intended by the pension plan before application of the legislative limitations.

The named executive officers have credited years of service in the plan as follows: Mr. Zollars, 7 years; Mr. Barger, 2 years; Mr. Churay, 1 year; and Mr. Welch, 24 years. Because Meridian IQ was not a participating employer under the pension plan, Mr. Ritchie, the President of Meridian IQ, was not a participant in either the qualified or nonqualified plans. Under a separate supplemental retirement income agreement, Mr. Barger is credited with participation in the pension plan for the number of years since his date of employment or 20 years, whichever is greater; however, the 20-year provision only applies if Mr. Barger works for the Company until he is age 65.

Roadway. James D. Staley and Robert L. Stull are participants in the Roadway LLC Pension Plan (formerly known as the Roadway Corporation Pension Plan). The Roadway LLC Pension Plan is a noncontributory, qualified, defined benefit plan and covers all full-time and part-time salaried and hourly employees, including executives of the Company and participating subsidiaries, who are in a group of employees to which Roadway LLC has extended eligibility for participation, who are at least age 21 and employed in the United States and who are not otherwise covered by a pension plan under a collective bargaining agreement. The following table shows estimated annual pension benefits payable as retirement benefits under the Roadway LLC Pension Plan.

PENSION VALUE TABLE

(Roadway)

	Years of Service
Remuneration	15	20	25	30	35
$200,000	$46,688	$62,250	$77,813	$93,375	$93,375
225,000	52,313	69,750	87,188	104,625	104,625
250,000	57,938	77,250	96,563	115,875	115,875
300,000	69,188	92,250	115,313	138,375	138,375
350,000	80,438	107,250	134,063	160,875	160,875
400,000	91,688	122,250	152,813	183,375	183,375
450,000	102,938	137,250	171,563	205,875	205,875
500,000	114,188	152,250	190,313	228,375	228,375
550,000	125,438	167,250	209,063	250,875	250,875
600,000	136,688	182,250	227,813	273,375	273,375
650,000	147,938	197,250	246,563	295,875	295,875
700,000	159,188	212,250	265,313	318,375	318,375
750,000	170,438	227,250	284,063	340,875	340,875
800,000	181,688	242,250	302,813	363,375	363,375
850,000	192,938	257,250	321,563	385,875	385,875
900,000	204,188	272,250	340,313	408,375	408,375
950,000	215,438	287,250	359,063	430,875	430,875
1,000,000	226,688	302,250	377,813	453,375	453,375
1,050,000	237,938	317,250	396,563	475,875	475,875
1,100,000	249,188	332,250	415,313	498,375	498,375
1,150,000	260,438	347,250	434,063	520,875	520,875
1,200,000	271,688	362,250	452,813	543,375	543,375
1,250,000	282,938	377,250	471,563	565,875	565,875
1,300,000	294,188	392,250	490,313	588,375	588,375
1,350,000	305,438	407,250	509,063	610,875	610,875
1,400,000	316,688	422,250	527,813	633,375	633,375
1,450,000	327,938	437,250	546,563	655,875	655,875
1,500,000	339,188	452,250	565,313	678,375	678,375

The Roadway LLC Pension Plan provides annual retirement benefits after normal retirement at age 65 years equal to the greater of (a) total years of service (not to exceed 30) multiplied by 2% of the final 20 years’ average annual compensation at or below $45,000; (b) total years of service (not to exceed 30) multiplied by the sum of 1 3/4% of the final 20 years’ average annual compensation up to $45,000 and 1 1/2% of the final 20 years’ average annual compensation in excess of $45,000; or (c) 40% of the final 5 years’ average annual compensation, pro rated for years of service less than 30. Benefits under the Roadway LLC Pension Plan are not subject to reductions for social security benefits or other offset amounts.

Benefits are payable as a straight-life annuity under various assumptions based on final average compensation and years of service. Annual compensation for computing annual pension benefits includes base salary and incentive compensation. Projected credited years of service and the annual compensation for computing annual pension benefits under the Pension Plan includes 30 years (32 1/2 actual years) and $658,950 (5-year average) and $539,044 (20-year average) for Mr. Staley and 30 years (26 actual years) and $420,426 (5-year average) and $400,132 (20-year average) for Mr. Stull.

Federal law places certain limitations on the amount of compensation that may be taken into account in calculating pension benefits and on the amount of pensions that may be paid under federal income tax qualified plans. Roadway had adopted a nonqualified Section 415 Excess Plan and a nonqualified Section 401(a)(17) Benefit Plan (collectively, the “Excess Plans”) providing for the payment from general funds of the benefits that would be lost by plan participants as a result of present or future Internal Revenue Code provisions limiting the benefits payable or the compensation taken into account. Upon the retirement or death of a participant under either of the Excess Plans, the supplemental retirement benefit payable with respect to the participant will be determined under the pension formula set forth above, but without the limitations set forth in the Internal Revenue Code described above. Mr. Stull and Mr. Staley are both participants in the Excess Plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) of the Board of Directors of Yellow Roadway Corporation (the “Company”) is providing this report to its stockholders in accordance with Securities and Exchange Commission (“SEC”) rules, to inform you of the Compensation Committee’s compensation policies for executive officers and the rationale for compensation the Company pays to the Chief Executive Officer of the Company. To preserve objectivity in the achievement of the Company’s goals, the Committee consists of four independent, non-employee directors who have no “interlocking” relationships as the SEC defines those relationships. It is the Committee’s overall goal to develop executive compensation policies that are consistent with and linked to strategic business objectives and Company values along with competitive practices in the employment market.

The Compensation Committee approves the design of, assesses the effectiveness of and administers executive compensation programs in support of Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

Compensation Philosophy

The compensation program for the Company’s executive officers was established to allow the Company to attract and retain the caliber of executive whose leadership skills can enable the Company and its subsidiaries to effectively compete in their market segments. Additionally, the program is intended to act as an incentive for the executives to attain the highest level of organizational performance and profitability by rewarding the executive for increasing levels of profit and stockholder value. To achieve these goals, the Committee has designed executive compensation to:

•	Comprise a significant amount of pay for senior executives in the form of long-term, at-risk compensation to focus management on the long-term interests of stockholders and balance short-term and long-term business, financial and strategic goals

•	Emphasize variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate performance objectives

•	Encourage a personal proprietary interest to provide executives with a close identification with the Company and align executives’ interests with those of stockholders

•	Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team

In conformance with this compensation philosophy, the total annual compensation for all executive officers is determined by three elements:

•	base salaries,

•	potential annual cash incentive compensation awards or bonuses, and

•	an opportunity to receive long-term equity in the Company or cash compensation tied to long-term Company performance.

An independent consultant provides the Committee with competitive market data on each of these elements, including current compensation trends and movements in the competitive marketplace and the competitiveness of the Company’s salary levels, incentive compensation awards and various benefit plans. The data provided compares the Company’s compensation practices to a group of comparative companies. The Company’s market for compensation comparison purposes consists of a group of companies that tend to have similar sales volumes. The Committee reviews and approves the selection of companies used for compensation comparison purposes.

The companies chosen for the comparative group used for compensation comparison purposes generally are not the same companies that comprise the S&P Transportation Index in the Performance Graph included in this Proxy Statement. The Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index established for comparing stockholder returns.

Section 162(m) of the Internal Revenue Code, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any year with respect to the Company’s Chief Executive Officer and its four other highest paid executive officers. Certain performance-based compensation and certain other compensation that the Company’s stockholders have approved are not subject to the deduction limit. The Company has qualified certain compensation paid to executive officers for deductibility under Section 162(m), including compensation expense related to options, performance units or other awards that the Company grants pursuant to the Company’s 2002 Stock Option and Share Award Plan and compensation that the Company pays pursuant to its Annual Cash Incentive Compensation Plan. The Company may from time to time pay compensation to its executive officers that may not be deductible.

Base Salaries

The Committee determines salary levels for the executive officers of the Company and its subsidiaries by analyzing the salary levels at companies with gross revenues comparable to the Company and its subsidiaries, based upon survey data that an independent consultant produced for the Committee, and an evaluation of the individual executive officer’s performance. The Committee considers these factors together but not pursuant to a precise formula. The Company evaluates individual executive performance by reference to specific performance targets or goals that it establishes each year for each executive. While the Company has targeted the median of the range established by the survey group of service industries with gross revenues comparable to the Company, the actual 2003 salaries of executive officers are generally near the median.

Annual Incentives

The Company’s executive officers are also eligible for awards under the Company’s Annual Incentive Compensation Plan, which provides for the payment of varying levels of incentive award as expressed as a percentage of annual base compensation, with the percentage increasing the higher an executive officer’s position is within the Company.

In 2003, the Committee established threshold, target and over achievement financial objectives that tie each executive’s annual incentive compensation potential to the annual business plan of the overall Company for corporate executive officers and to the business plan of the individual business units for executive officers who are employees of Yellow Transportation and Yellow Technologies. In 2003, these objectives were weighted on a mix of operating income and the comparative operating ratio of the Company or its applicable business units. In addition to these over-arching objectives, an individual executive officer’s annual incentive compensation may also be subject to the achievement of additional personal or business unit objectives. Also, to promote the creation of overall shareholder value, an individual executive officer may have his or personal performance tied to the performance of other business units that the individual may impact.

For the Roadway Corporation executives who are employees of the Company, their 2003 annual incentive compensation was based on the Roadway program in effect prior to Roadway Corporation’s merger with a wholly owned subsidiary of the Company, except for Mr. Stull who was paid a target bonus based on the provisions of his change in control agreement that was triggered due to the Company’s acquisition of Roadway Corporation. The Roadway annual bonus program was based on Roadway Corporation’s operating income performance, as compared to its financial plan.

Long-Term Incentives

In 2001, the Committee elected to re-examine its practice of using stock options as the exclusive vehicle for the delivery of long-term incentive potential to the Company’s executive officers. In 2002, the Company implemented a new long-term incentive plan that provides for cash or stock based awards (or a combination of both) over performance periods that the Committee designates. Under this plan, the Committee intends to adopt three-year performance cycles for annual awards. Awards for the 2003 year are split 50% cash and 50% performance share units. Fifty percent of the performance share units vest on the third anniversary of the date of grant and the remaining units vest on the sixth anniversary of the date of grant. The Company will deliver shares of common stock for vested performance units to the executive on the earlier to occur of:

•	the executive’s termination of employment,

•	his death,

•	his disability,

•	a change in control of the Company, or

•	the sixth anniversary of the date of grant of the performance units.

Payments under the plan depend upon the Company’s attaining specific or relative financial performance objectives as compared to a peer group of companies or one or more broad market indexes. The 2003 measures and weighting of those measures were 70% return on capital and 30% NOPAT (net operating profit after taxes) growth as compared to the same measures of companies in the S&P Small Cap Index. The Committee retains discretion to reduce all or any awards to executive officers in consideration of a number of factors, including performance versus a key group of competitors and an individual executive’s attainment of the annual performance goals described above. The Company’s long-term incentive plan targets varying levels of long-term incentive potential expressed as a percentage of annual base compensation with the percentage increasing the higher an executive officer’s position is within the Company.

Shares of common stock that the Company issues under the performance units that an executive receives pursuant to the plan are issued pursuant to the Company’s 2002 Stock Option and Share Award Plan (or any successor plan).

President and CEO Compensation

The compensation of President and Chief Executive Officer William D. Zollars is the subject of an employment agreement dated December 15, 1999, the essential elements of which are detailed in the section of the Proxy Statement in which this report is included that is devoted to employment contracts. The discussion of Mr. Zollars’ employment agreement with the Company in the Proxy Statement is hereby incorporated by reference into this report. Once a year in assessing the Chief Executive Officer’s performance and compensation, the Committee and the Board of Directors meets in executive session without the Chief Executive Officer. The Committee as well as the Board of Directors may also call an executive session at any other time as it so chooses.

Mr. Zollars’ base salary level was increased to $818,000 in 2003. This salary was established comparing the compensation of chief executive officers in a group of comparative companies. The Committee believes that this salary level was consistent with the Company’s goal of targeting the median of a survey group of companies that the Committee’s independent consultant produced.

Mr. Zollars is eligible for bonuses under the Company’s Annual Incentive Compensation Plan. His target bonus level was 85% of his base salary for 2003. This percentage has been established based on bonus practices and opportunities within companies comparable to the Company’s size. Under this Plan, the Company paid Mr. Zollars a bonus of $556,935 for 2003, which was below target.

Mr. Zollars is also eligible to participate in the Company’s long-term incentive plan. A description of Mr. Zollars’ payout pursuant to this plan is set forth in the Summary Compensation Table and footnote 4 to the Summary Compensation Table in the Proxy Statement in which this report is included. Fifty percent of any payout will be made in cash; and 50% of any payout will be made in performance units. These units are subject to the vesting and holding periods described above.

For the reasons outlined above in the general discussion of executive compensation, Mr. Zollars received performance units in lieu of a stock option award in 2003 and received annual cash incentive compensation as reflected in the Summary Compensation Table.

Summary

The Committee believes that the compensation program for the executives of the Company and its subsidiaries is comparable with the compensation programs provided by comparable companies and serves the best interests of the stockholders of the Company. The Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company and its subsidiaries and stockholder value.

Dennis E. Foster, Chairman

Cassandra C. Carr

Howard M. Dean

Phillip J. Meek

COMMON STOCK PERFORMANCE

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company’s common stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Transportation Composite Index for the period of five years commencing December 31, 1998 and ending December 31, 2003.

	Yellow Roadway Corporation	S&P 500 Index	S&P Transportation
Dec 98	100 91 93 87	100 105 112 105	100 105 111 90
Dec 99	88 96 77 79	121 124 120 119	90 88 86 91
Dec 00	106 90 99 106	110 97 103 88	107 107 110 89
Dec 01	131 138 169 154	97 97 84 70	107 119 108 90
Dec 02	153 146 141 181	76 73 84 87	93 87 98 99
Dec 03	219	97	112

II. PROPOSAL TO APPROVE THE COMPANY’S 2004

LONG-TERM INCENTIVE AND EQUITY AWARD PLAN

General. The Company is asking the stockholders to approve the Yellow Roadway Corporation 2004 Long-Term Incentive and Equity Award Plan (the “Plan”), the material terms of which are more fully described below. Highlights of the Plan are as follows:

•	Although the Plan provides for the issuance of options, the Compensation Committee of the Board expects that grants of restricted stock units will constitute the primary long-term equity compensation mechanism rather than grants of stock options.

•	The Committee cannot reduce the exercise price of outstanding options and SARs, nor can the Committee replace an outstanding option or SAR with a new option or SAR with a lower exercise price.

•	The number of shares authorized for issuance under the Plan is 3.0 million shares, plus a carry forward of .43 million shares from prior plans.

•	The number of authorized shares will be decreased by two shares for each share issued as a restricted stock unit, a restricted stock award or a performance award.

•	The Board expects that the majority of awards granted under the Plan will be performance-based awards and restricted stock units or restricted stock awards.

•	The number of participants in the Plan as of the date of this Proxy Statement is estimated to be approximately 16 senior executives, approximately 95 additional key executives and the independent directors, currently nine, and the Board does not anticipate that the level of participation will be significantly increased.

•	No loans will be made by the Company to the Company’s executive officers or directors, including without limitation a loan in conjunction with the exercise of an option or SAR and a transaction structured as a broker-assisted cashless exercise.

The Board approved the Plan on February 27, 2004, subject to the stockholder approval solicited by this Proxy Statement. The purpose of the Plan is to assist the Company and its affiliates in attracting, retaining and providing incentives to employees, non-employee directors and consultants and independent contractors who serve the Company and its affiliates by offering them the opportunity to acquire or increase their proprietary interest in the Company and to promote the identification of their interests with those of the stockholders of the Company.

The Plan provides for the grant of stock options and other stock-based awards. If the stockholders approve the Plan, no new grants of stock-based awards will be made under the Yellow Corporation Directors’ Stock Compensation Plan, the Yellow Corporation 2002 Stock Option and Share Award Plan, or the Yellow Corporation 1999 Stock Option Plan (the “Prior Plans”). If the stockholders do not approve the Plan, stock-based awards will continue to be granted under the Prior Plans to employees of the Company and its subsidiaries who have executive, managerial, supervisory or professional responsibilities and to non-employee directors.

Description of the Plan. The Plan permits the grant of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards, dividend equivalents and other stock-based awards (each, an “Award”). The following summary of the material features of the Plan is entirely qualified by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement as Annex B. Unless otherwise specified, capitalized terms used in this summary have the meanings assigned to them in the Plan.

Eligibility. Certain key employees designated by the Committee, non-employee directors, and consultants and independent contractors of the Company and its affiliates (“Eligible Persons”) are eligible to receive grants of Awards under the Plan. As of February 27, 2004, the number of employees eligible to participate in the Plan was approximately 160, and the number of non-employee directors eligible to participate in the Plan was nine. The number of consultants and independent contractors eligible to participate in the Plan is not determinable. However, there are no awards outstanding similar to those that would be permitted under the Plan that the Company has previously granted to consultants or independent contractors.

Subject to approval of the Plan by the stockholders, each non-employee director of the Board will receive annual restricted stock unit grants of 1,500 shares of the Company’s common stock that will vest one-third on each of the first, second and third anniversaries of the date of grant. Upon receipt of the restricted stock unit grants after the 2004 Annual Meeting of stockholders, each director who received a stock option grant of 2,000 shares in January 2004 under the Directors’ Stock Compensation Plan will forfeit that stock option grant.

If the Plan had been in effect in 2003, Awards and potential payouts to designated executive officers would have been substantially the same as reflected in the “Summary Compensation Table” in the Section of this Proxy Statement entitled “Executive Compensation.”

Administration. Except with respect to Awards granted to non-employee directors, the Plan is administered by the Compensation Committee of the Board (the “Committee”), unless the Board appoints another committee or person(s) for that purpose. With respect to Awards granted to non-employee directors, the Board serves as the “Committee,” unless the Board appoints another committee or person(s) for that purpose. The Committee has plenary authority and discretion to determine the Eligible Persons to whom Awards are granted (“participants”) and the terms of all Awards under the Plan. Subject to the provisions of the Plan, the Committee has authority to interpret the Plan and agreements under the Plan and to make all other determinations relating to the administration of the Plan.

Stock Subject to the Plan. The maximum number of shares of Company common stock that may be issued under the Plan is
3.0 million, plus (a) the number of shares of Company common stock (not to exceed 0.43 million) authorized but not issued under the Prior Plans and (b) the number of shares delivered to the Company as payment for the exercise price of options granted under the Plan. In addition, if Awards that are restricted stock, restricted stock units, performance awards or other stock-based awards (“Full Value Awards”) are issued, then the number of shares authorized to be issued under the Plan will be decreased by two shares for each share of common stock issued pursuant to a Full Value Award. If any shares of restricted stock are forfeited, or if any Award terminates, expires or is settled without all or a portion of the shares of common stock covered by the Award being issued (including shares not issued in order to satisfy withholding taxes), the shares will again be available for the grant of additional Awards. In the case of Full Value Awards, the number of shares that again become available for the grant of Awards will be two shares for each share of the Full Value Award. The maximum number of shares of common stock with respect to which an employee may be granted Awards under the Plan during any calendar year is 1.0 million shares.

Options. The Plan authorizes the grant of nonqualified stock options and incentive stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Internal Revenue Code. The exercise of an option permits the participant to purchase shares of common stock from the Company at a specified exercise price per share. Options granted under the Plan are exercisable upon the terms and conditions as the Committee shall determine. The exercise price per share and manner of payment for shares purchased pursuant to options are determined by the Committee, subject to the terms of the Plan. The per share exercise price of all options granted under the Plan may not be less than the fair market value per share on the date of grant. The Plan provides that the term during which options may be exercised is determined by the Committee, except that no option may be exercised more than ten years after its date of grant.

SARs (stock appreciation rights). The Plan authorizes the Committee to grant SARs that are either related or unrelated to an option granted under the Plan. A SAR entitles the participant upon exercise to receive cash, shares of common stock, or a combination of cash and shares of common stock, having a value equal to the appreciation in the fair market value of the shares covered by the SAR from the date of grant of the SAR (or, if the SAR relates to an option, the date of grant of the related option). The period during which a SAR may be exercised is determined by the Committee, except that a SAR may not be exercised more than ten years after its date of grant or the expiration of the option to which it relates.

Restricted Stock Awards. The Plan authorizes the Committee to grant restricted stock awards. Shares of common stock covered by a restricted stock award are restricted against transfer and subject to forfeiture and any other terms and conditions as the Committee determines. These terms and conditions may provide, in the discretion of the Committee, for the vesting of awards of restricted stock to be contingent upon the achievement of one or more performance goals, as described below.

Restricted Stock Units. Restricted stock unit Awards granted under the Plan are contingent awards of common stock. Pursuant to these Awards, shares of common stock are issued subject to the terms and conditions as the Committee deems appropriate, including terms that condition the issuance of the shares upon the achievement of one or more performance goals, as described below. Unlike in the case of awards of restricted stock, shares of common stock are not issued immediately upon the award of restricted stock units, but instead shares of common stock are issued upon the satisfaction of the terms and conditions as the Committee may specify, including the achievement of performance goals.

Performance Awards. The Plan authorizes the grant of performance awards. Performance awards provide for payments in cash, shares of common stock or a combination thereof contingent upon the attainment of one or more performance goals (described below) that the Committee establishes. For purposes of the limit on the number of shares of common stock with respect to which an employee may be granted Awards during any calendar year, a performance award is deemed to cover the number of shares of common stock equal to the maximum number of shares that may be issued upon payment of the Award. The maximum cash amount that may be paid to any participant pursuant to all performance awards granted to the participant during a calendar year may not exceed $5 million.

Other Stock-Based Awards. The Plan authorizes the grant of stock-based awards other than those described herein. These Awards are referred to in the Plan as “other stock-based awards” and have the terms and conditions as the Committee may determine. The terms and conditions may provide for the payment or vesting of the other stock-based award to be conditioned upon the achievement of one or more performance goals.

Dividends and Dividend Equivalents. The terms of an Award may, at the Committee’s discretion, provide a participant with the right to receive dividend payments or dividend equivalent payments with respect to shares of common stock that the Award covers. These payments may either be made currently or credited to any account established for the participant, and may be settled in cash or shares of common stock.

Performance Goals. As described above, the terms and conditions of an Award may provide for the grant, vesting or payment of Awards to be contingent upon the achievement of one or more specified performance goals that the Committee establishes. For this purpose, “performance goals” means performance goals that the Committee establishes that may be based on

•      accounts receivable targets,

•      achievement of balance sheet or income statement objectives,

•      capital, or stockholders equity,

•      cash flow (including operating cash flow and free cash flow),

•      comparison to stock market indices (including the S&P mid-cap index),

•      comparisons to the performance of other companies,

•      dividend payments,

•      earnings (including before or after taxes, interest, depreciation, and/or amortization),

•      earnings growth,

•      earnings per share,

•      economic value added,

•      expenses,

•      implementation or completion of one or more projects or transactions,

•      internal rate of return,

•      market share,

•      net asset value,

•      net income,

•      net operating gross margin,

•      net sales growth,

•      operating income,

•      operating margin,

•      pro forma income,

•      regulatory compliance,

•      return measures (including return on assets, designated assets, equity, net capital employed, or sales),

•      return on assets,

•      revenues,

•      sales,

•      satisfactory internal or external audits,

•      share price (including growth measures and total stockholder return),

•      working capital, or

•      any other objective goals that the Committee establishes.

The performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. These performance goals may be particular to an Eligible Person or the department, branch, affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more affiliates, or the Company and one or more affiliates, and covers the period the Committee may specify.

Capital Adjustments. In case of a change in the outstanding common stock by reason of a stock dividend, stock split, or reverse stock split (“capital stock change”), and unless otherwise determined by the Committee on or prior to the date of the capital stock change, each of the following shall, automatically and without need for Committee action, be proportionately adjusted upon the occurrence of the capital stock change:

(a) the number of shares subject to outstanding Awards;

(b) the per share exercise price of options and the per share base price upon which payments under SARs that are not related SARs are determined;

(c) the aggregate number shares as to which Awards thereafter may be granted under the Plan; and

(d) the maximum number of shares with respect to which an employee may be granted Awards during any calendar year.

If the outstanding common stock of the Company changes as a result of a stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation, the Committee may substitute or adjust:

(a) the number and class of securities subject to outstanding Awards,

(b) the consideration to be received upon exercise or payment of an Award,

(c) the exercise price of options and base price of SARs that are not related to options,

(d) the aggregate number and class of securities for which Awards may be granted under the Plan, or

(e) the maximum number of securities with respect to which an employee may be granted Awards during any calendar year.

In the event of a merger or consolidation to which the Company is a party, the Committee may cause any Award granted under the Plan to be cancelled in consideration of a cash payment equal to the fair value of the cancelled Award, as determined by the Committee in its discretion.

Exercise of Options or SARs. An option or SAR may be exercised by delivery of a notice to the Committee. Payment for the exercise of the option or SAR is made by full payment for the shares. To the extent authorized by the Committee or provided for in the award agreement, payment may be made (i) by delivery of unencumbered shares valued at fair market value on the date of exercise, taking into consideration any holding period specified by the Committee if the shares were acquired pursuant to another option or other award granted under the Plan or under another plan of the Company or any affiliate or (ii) for participants other than the Company’s executive officers and directors, pursuant to a broker-assisted cashless exercise.

The Plan also provides for a “net exercise” of an Option. Under the net exercise provisions, a participant may surrender to the Company an option (or a portion of the option) that has become exercisable. The participant will receive a whole number of shares valued as the difference of (i) the fair market value of the shares subject to the option that is being surrendered over (ii) the exercise price, plus any amount for fractional shares.

No Loans. The Plan expressly prohibits Company loans to the Company’s executive officers and directors, including without limitation a loan in conjunction with the exercise of an Option or SAR and a transaction structured as a broker-assisted cashless exercise.

Transferability. Except as otherwise provided in the agreement relating to an Award, Awards granted under the Plan may not be transferred, assigned, alienated or encumbered.

Termination and Amendment. The Board may amend or terminate the Plan at any time. However, after the Plan has been approved by the stockholders of the Company, the Board may not amend or terminate the Plan without the approval of (a) the Company’s stockholders if stockholder approval of the amendment is required by applicable law, rules or regulations, and (b) each affected participant if the amendment or termination would adversely affect the participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.

Modification of Awards; No Re-pricing. The Committee may modify the terms of outstanding Awards. However, except to reflect capital events, neither options nor SARs may be modified to reduce their exercise prices, nor may options or SARs be cancelled or surrendered in consideration for the grant of new options or SARs with a lower exercise price.

Withholding. The Company is generally required to withhold tax on the amount of income recognized by a participant with respect to an Award. Withholding requirements may be satisfied, as provided in the agreement evidencing the Award, by (a) tender of a cash payment to the Company, (b) withholding of shares of common stock otherwise issuable, or (c) delivery to the Company by the participant of unencumbered shares of common stock.

Term of the Plan. Unless sooner terminated by the Board, the Plan will terminate on February 27, 2014. Once the Plan is terminated, no further Awards may be granted or awarded under the Plan. Termination of the Plan will not, affect the validity of any Awards outstanding on the date of termination.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of options, SARs, restricted stock, restricted stock units, and other stock-based awards granted pursuant to the Plan. State, local and foreign tax consequences may differ.

Incentive Stock Options. A participant who is granted an incentive stock option will not recognize income on the grant or exercise of the option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an incentive stock option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of the incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

The general rule is that gain or loss from the sale or exchange of shares of common stock acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options, Rights, Restricted Stock Units and Performance Awards. A participant generally is not required to recognize income on the grant of a nonqualified stock option, SAR, restricted stock unit or performance award. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or SAR is exercised, or in the case of a restricted stock unit or performance award, on the date of payment of the Award in cash and/or shares of common stock. In general, the amount of ordinary income required to be recognized is: (a) in the case of a nonqualified stock option, an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of exercise over the exercise price; (b) in the case of a SAR, restricted stock unit or performance award, the amount of cash and the fair market value of any shares of common stock received.

Restricted Stock. Shares of restricted stock awarded under the Plan will be subject to a substantial risk of forfeiture for the period of time specified in the Award. Unless a participant who is granted shares of restricted stock makes an election under Section 83(b) of the Internal Revenue Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of restricted stock on that date over the amount, if any, paid for these shares. If a participant makes a Section 83(b) election to recognize ordinary income on the date the shares of restricted stock are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for the shares. In that case, the participant will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.

Other Stock-Based Awards. The tax consequences of a grant of an other stock-based award will depend on the nature of the Award. A participant who purchases shares of common stock pursuant to an Award must include in ordinary income the difference, if any, between the amount paid for the shares and the fair market value of the shares on the date of purchase. If shares of common stock are issued outright pursuant to an Award, the participant must recognize ordinary income equal to the fair market value of the shares on the date of issuance.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares of common stock granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares of common stock acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon the disposition.

Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above), a SAR, a performance award, a restricted stock award, restricted stock unit, or an other stock award, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the participant.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Internal Revenue Code disallows federal income tax deductions for compensation paid by a publicly held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Plan has been designed to allow the grant of Awards that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL

OF THE COMPANY’S 2004 LONG-TERM INCENTIVE AND EQUITY AWARD PLAN.

III. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board has appointed KPMG LLP as independent public accountants of the Company for 2004. The Board’s appointment of independent public accountants by the Board is submitted annually for ratification by the stockholders. Although stockholder ratification is not required, if the stockholders do not ratify the appointment, the Board will reconsider the matter. A representative of KPMG LLP will be present at the Annual Meeting of Stockholders to respond to appropriate questions, and he or she will have an opportunity to make a statement if he or she desires to do so.

Effective May 17, 2002, the Audit/Ethics Committee approved dismissal of Arthur Andersen LLP as the Company’s independent auditors and the appointment of KPMG LLP to serve as the Company’s independent auditors for the year ending December 31, 2002.

Arthur Andersen’s report on the Company’s consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2001 and through May 17, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on the Company’s consolidated financial statements for those years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Arthur Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16 to the Company’s Current Report on Form 8-K dated May 17, 2002, is a copy of Arthur Andersen’s letter, dated May 17, 2002, stating its agreement with these statements.

During the year ended December 31, 2001 and through May 17, 2002, the Company did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

III. OTHER MATTERS

The Board does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

Annex A

YELLOW ROADWAY CORPORATION

CHARTER-AUDIT/ETHICS COMMITTEE

(as amended and restated December 18, 2003)

The Board of Directors (the “Board”) of Yellow Roadway Corporation (the “Company”) has before this date established an Audit/Ethics Committee. It is intended that this Charter and the composition of this Committee comply with applicable law and the rules of the NASDAQ National Stock Market. This document replaces and supercedes in its entirety all previous Charters of the Committee, including the Charter adopted on December 19, 2002.

Principal Responsibilities

The Committee’s principal responsibilities are to act on behalf of the Board to do the following:

(1) appoint, compensate and oversee the work of any public accounting firm that the Company employs for the purpose of preparing or issuing an audit report or related work;

(2) approve all auditing services and non-audit services that the Company’s auditors provide to the Company. In addition to the Committee, the chairman of the Committee is expressly authorized to approve the provision of non-audit services to the Company by the Company’s auditors;

(3) resolve any disagreements between the Company’s management and the auditor regarding financial reporting;

(4) establish procedures for the receipt, retention and treatment of complaints that the Company receives regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(5) assist Board oversight of the following:

(a) the integrity of the Company’s financial statements;

(b) the Company’s compliance with legal and regulatory requirements;

(c) the independent auditor’s qualifications and independence, and

(d) the performance of the Company’s internal and external audit functions;

(6) oversee the Company’s compliance programs, including the Company’s Code of Conduct;

(7) adopt, amend or modify the Company’s Code of Conduct and a code of ethics (which may or may not be contained in the Company’s Code of Conduct) for the Company’s chief financial officer, controller, principal accounting officer or persons serving in similar functions; and

(8) determine appropriate funding for:

(a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(b) compensation to any advisers employed by the Committee to assist the Committee in the conduct of its duties; and

(c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

With regard to these responsibilities, the Committee should review/discuss the following:

•	Financial Information—The annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Press Releases—The earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Risk Management—The Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk.

•	Internal Controls and Regulatory Compliance—The Company’s system of internal controls for detecting accounting and reporting financial errors, fraud and defalcations, legal violations and noncompliance with the Company’s Code of Conduct.

•	Internal Audit Responsibilities—The annual audit plan and the process used to develop the plan. Status of activities, significant findings, recommendations, and management’s response.

•	Correspondence—With management and the external auditor, any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

•	Regulatory and accounting requirements—Review with management and the external auditors the effect of regulatory changes, significant new or proposed accounting guidelines and off-balance sheet structures on the Company’s financial statements.

•	External Audit Responsibilities—Auditor independence and the overall scope and focus of the annual audit, including the scope and level of involvement with unaudited quarterly or other interim-period information.

•	Financial Reporting and Controls—Key financial statement issues and risks, their impact or potential effect on reported financial information, the process used by management to address such matters, related auditor views, and the basis for audit conclusions. Important conclusions on interim or year-end audit work in advance of the public release of financials.

•	Auditor Recommendations—Important internal and external auditor recommendations on financial reporting, controls, other matters, and management’s response. The views of management and auditors on the overall quality of annual and interim financial reporting.

The Committee should also review and approve:

•	the Company’s policy on retention of the external auditor for any non-audit services and the fee for such service;

•	the internal auditor charter; and

•	changes in internal audit leadership.

The Committee shall also prepare a report as the rules of the Securities and Exchange Commission require that is to be included in the Company’s annual proxy statement.

Committee Composition

The Committee shall consist of at least three and no more than five directors who are independent (as defined by applicable law and the rules of the NASDAQ Stock Market). Committee members shall have the following qualities:

•	knowledge of the primary industries in which the Company operates;

•	the ability to read and understand fundamental financial statements, including a company’s balance sheet, income statement, statement of cash flow, and key performance indicators; and

•	the ability to understand key business and financial risks and related controls and control processes.

One member, preferably the chairperson, should have employment experience in finance or accounting or other comparable experience. Desirable experience includes being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The full Board shall approve Committee appointments and choice of the chairperson.

Committee Operating Principles

The Committee shall fulfill its responsibilities within the context of the following overriding principles:

•	Communications—The chairperson and others on the Committee shall, to the extent appropriate, have contact throughout the year with senior management of the Company, other Board committee chairpersons, other Board members and other key Committee advisors, external and internal auditors and employees of the Company.

•	Committee Education/Orientation—The Committee, with management, shall develop and participate in a process for review of important financial and operating topics that present potential significant risk to the Company.

•	Meeting Agenda—Committee meeting agendas shall be the responsibility of the Committee chairperson, with input from committee members. It is expected that the chairperson would also ask for management and key Committee advisors, and perhaps others, to participate in this process.

•	Committee Expectations and Information Needs—The Committee shall communicate Committee expectations and the nature, timing, and extent of Committee information needs to management, internal audit and external parties, including external auditors. Management, auditors and others shall provide requested written materials, including key performance indicators and measures related to key business and financial to the Committee.

•	External Resources—The Committee shall have the power and will take appropriate action to conduct or authorize investigations into matters within the Committee’s scope of responsibilities. The Committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of their duties at the Company’s expense.

•	Committee Meeting Attendees—The Committee shall request members of management, counsel, internal audit and external auditors, as applicable, to participate in Committee meetings, as necessary, to carry out the Committee’s responsibilities. Periodically and at least annually, the Committee shall meet in private session with only the Committee members. It shall be understood that either internal or external auditors, or counsel, may, at any time, request a meeting with the Committee or Committee chairperson with or without management attendance. In any case, the Committee shall meet in executive session separately with internal and external auditors and the Company’s general counsel, at least annually.

•	Reporting to the Board of Directors—The Committee, through the Committee chairperson, shall report Committee actions and recommendations to the full Board.

Meeting Frequency

The Committee shall meet at least four times per year. Additional meetings shall be scheduled as considered necessary by the Committee or chairperson.

Committee’s Relationship with External and Internal Auditors

•	The external auditors, in their capacity as independent public accountants, shall be responsible to the Board and the Committee as representatives of the shareholders.

•	The Committee shall annually review the performance (effectiveness, objectivity, and independence) of the external and internal auditors. The Committee shall ensure receipt of a formal written statement from the external auditors consistent with the standards set by the Independence Standards Board. Additionally, the Committee shall discuss with the auditor relationships or services that may affect auditor objectivity or independence. If the Committee is not satisfied with the auditors’ assurances of independence, it shall take or recommend to the full Board appropriate action to ensure the independence of the external auditor.

•	The internal audit function shall be responsible to the Board through the Committee.

•	If either the internal or the external auditors identify significant issues relative to the overall Board responsibility that have been communicated to management but, in their judgment, have not been adequately addressed, the auditors should communicate these issues to the Committee chairperson.

Annex B

YELLOW ROADWAY CORPORATION

2004 LONG-TERM INCENTIVE AND EQUITY AWARD PLAN

1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1 “Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly.

1.2 “Agreement” means a written agreement or other document evidencing an Award that shall be in such form as the Committee may specify. The Committee in its discretion may, but need not, require a Participant to sign an Agreement.

1.3 “Automatic Adjustment Event” means a change in the outstanding Common Stock by reason of a stock dividend, stock split, or reverse stock split.

1.4 “Award” means a grant of:

(a) an Option;

(b) a SAR;

(c) Restricted Stock;

(d) a Restricted Stock Unit;

(e) a Performance Award; or

(f) an Other Stock-Based Award.

1.5 “Board” means the Board of Directors of the Company.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Committee” means the committee(s), subcommittee(s), or person(s) the Board appoints to administer this Plan or to make or administer specific Awards hereunder. If no appointment is in effect at any time, “Committee” means the Compensation Committee of the Board. Notwithstanding the foregoing, “Committee” means the Board for purposes of granting Awards to Non-Employee Directors and administering this Plan with respect to those Awards, unless the Board determines otherwise.

1.8 “Common Stock” means the Company’s common stock, par value $1.00 per share.

1.9 “Company” means Yellow Roadway Corporation and any successor thereto.

1.10 “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option or SAR in accordance with the terms of Section 8.

1.11 “Date of Grant” means the date on which an Award is granted under this Plan.

1.12 “Eligible Person” means any person who is:

(a) an Employee;

(b) hired to be an Employee;

(c) a Non-Employee Director; or

(d) a consultant or independent contractor to the Company or an Affiliate.

1.13 “Employee” means any person that the Committee determines to be an employee of the Company or an Affiliate.

1.14 “Exercise Price” means the price per Share at which an Option may be exercised.

1.15 “Fair Market Value” means an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose. Unless the Committee determines otherwise, if the Common Stock is traded on a securities exchange or automated dealer quotation system, fair market value shall be the last sale price for a Share, as of the relevant date, on such securities exchange or automated dealer quotation system as reported by such source as the Committee may select.

1.16 “Incentive Stock Option” means an Option granted under this Plan that the Committee designates as an incentive stock option under Section 422 of the Code.

1.17 “Non-Employee Director” means any member of the Company’s or an Affiliate’s Board of Directors who is not an Employee.

1.18 “Nonqualified Stock Option” means an Option granted under this Plan that is not an Incentive Stock Option.

1.19 “Option” means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6.

1.20 “Option Period” means the period during which an Option may be exercised.

1.21 “Other Stock-Based Award” means an Other Stock Based Award as defined in Section 13.

1.22 “Participant” means an Eligible Person who has been granted an Award hereunder.

1.23 “Performance Award” means a performance award granted under this Plan in accordance with the terms of Section 11.

1.24 “Performance Goals” means performance goals that the Committee establishes, which may be based on:

(a) accounts receivable targets;

(b) satisfactory internal or external audits;

(c) achievement of balance sheet or income statement objectives;

(d) cash flow (including operating cash flow and free cash flow);

(e) customer satisfaction metrics and achievement of customer satisfaction goals;

(f) dividend payments;

(g) earnings (including before or after taxes, interest, depreciation, and amortization);

(h) earnings growth;

(i) earnings per share;

(j) economic value added;

(k) expenses;

(l) improvement of financial ratings;

(m) internal rate of return;

(n) market share;

(o) net asset value;

(p) net income;

(q) net operating gross margin;

(r) net operating profit after taxes (“NOPAT”);

(s) net sales growth;

(t) NOPAT growth;

(u) operating income;

(v) operating margin;

(w) comparisons to the performance of other companies;

(x) pro forma income;

(y) regulatory compliance;

(z) return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the Company’s cost of capital);

(aa) revenues;

(bb) sales;

(cc) stock price (including growth measures and total stockholder return);

(dd) comparison to stock market indices;

(ee) implementation or completion of one or more projects or transactions;

(ff) working capital; or

(gg) any other objective goals that the Committee establishes.

Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as the Committee may specify.

1.25 “Plan” means this Yellow Roadway Corporation 2004 Long-Term Incentive and Equity Award Plan, as amended from time to time.

1.26 “Related Option” means an Option in connection with which, or by amendment to which, a SAR is granted.

1.27 “Related SAR” means a SAR granted in connection with, or by amendment to, an Option.

1.28 “Restricted Stock” means Shares granted under this Plan pursuant to the provisions of Section 9.

1.29 “Restricted Stock Units” means an award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to the provisions of Section 10.

1.30 “SAR” means a stock appreciation right granted under this Plan in accordance with the terms of Section 7.

1.31 “Section 422 Employee” means an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

1.32 “Share” means a share of Common Stock.

1.33 “Ten-Percent Stockholder” means a Section 422 Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

1.34 Construction. Unless the context expressly requires the contrary, references in this Plan to (a) the term “Section” refers to the sections of this Plan, and (b) the word “including” means “including (without limitation).”

2. Purpose. This Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company and its Affiliates.

3. Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Eligible Persons to whom it grants Awards, the terms (which terms need not be identical) of all Awards, including the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, any exceptions to nontransferability, and any Performance Goals applicable to Awards. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of this Plan, the Committee shall have plenary authority to interpret this Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of this Plan and Awards granted hereunder. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final. The Committee may delegate its authority under this Section 3 and the terms of this Plan to such extent it deems desirable and is consistent with the requirements of applicable law.

4. Eligibility. Awards may be granted only to Eligible Persons.

5. Stock Subject to Plan.

5.1 Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued under this Plan is 3.0 million Shares, plus (a) the number of Shares (not to exceed 0.43 million shares) authorized but not issued under the Yellow Corporation Directors’ Stock Compensation Plan, the Yellow Corporation 2002 Stock Option and Share Award Plan, or the Yellow Corporation 1999 Stock Option Plan and (b) the number of Shares, if any, delivered to the Company as payment of the Exercise Price of Options. Shares issued under this Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions or otherwise. The number of Shares authorized for issuance under this Plan shall be decreased by two Shares for each Share issued pursuant to Awards that are Restricted Stock, Restricted Stock Units, Performance Awards or Other
Stock-Based Awards (any of the foregoing Awards are “Full Value Awards”).

5.2 Maximum Grant. Subject to adjustment as provided in Section 14, the maximum number of Shares with respect to which an Employee may be granted Awards under this Plan during any calendar year is 1.0 million Shares. The maximum number of Shares with respect to which an Employee has been granted Awards shall be determined in accordance with Section 162(m) of the Code.

5.3 Adjustments to Number of Shares. If shares of Restricted Stock are forfeited or if an Award (including a Full Value Award) otherwise terminates, expires, or is settled without all or a portion of the Shares covered by the Award being issued (including Shares not issued in order to satisfy withholding taxes), the forfeited or unissued Shares under the terminated, expired, or settled Award shall again be available for the grant of Awards under this Plan. In the case of Full Value Awards, the number of Shares that again become available for the grant of Awards under this Plan shall reflect the last sentence of Section 5.1, so that, by way of example, if ten shares of Restricted Stock are forfeited, twenty Shares shall again be available for the grant of Awards, subject to the last sentence of Section 5.1.

6. Options.

6.1 Types of Option Grants. Options granted under this Plan shall be either Incentive Stock Options or Nonqualified Stock Options, as the Committee designates; provided, that Incentive Stock Options may only be granted to Eligible Persons who are Section 422 Employees on the Date of Grant. Each Option granted under this Plan shall be identified either as a Nonqualified Stock Option or an Incentive Stock Option, and each Option shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify. The Committee may, in its discretion, condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals.

6.2 Exercise Price. The Exercise Price of an Option granted under this Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, on the Date of Grant is a Ten-Percent Shareholder, the Exercise Price shall not be less than
110% of the Fair Market Value of a Share on the Date of Grant.

6.3 Option Exercise Period. The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement; provided, that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) from its Date of Grant.

6.4 Surrender of Option. The Participant shall have the right to surrender to the Company an Option (or a portion thereof) that has become exercisable and to receive upon the surrender, without any payment to the Company (other than required tax withholding amounts paid in accordance with Section 20) that number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (a) the Fair Market Value on the date of surrender, over (b) the Exercise Price, plus an amount of cash equal to the fair market value of any fractional Share to which the Participant would be entitled but for the parenthetical above relating to whole number of Shares.

7. SARs.

7.1 Terms and Conditions of SAR. A SAR granted under this Plan shall be evidenced by an Agreement specifying the terms and conditions of the Award.

7.2 Grant of SAR. A SAR may be granted under this Plan:

(a) in connection with, and at the same time as, the grant of an Option under this Plan;

(b) by amendment of an outstanding Option granted under this Plan; or

(c) independently of any Option granted under this Plan.

A SAR described in clause (a) or (b) of the preceding sentence is a Related SAR. A Related SAR may, in the Committee’s discretion, apply to all or any portion of the Shares subject to the Related Option.

7.3 Exercise of SAR. A SAR may be exercised in whole or in part as provided in the applicable Agreement. Subject to the terms of the Agreement, a SAR entitles a Participant to receive, upon exercise and without payment to the Company (but subject to required tax withholding), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having an aggregate Fair Market Value as of the Date of Exercise not to exceed the number of Shares subject to the portion of the SAR exercised multiplied by an amount equal to the excess of:

(a) the Fair Market Value on the Date of Exercise of the SAR; over

(b) either (i) the Fair Market Value on the Date of Grant (or such amount in excess of the Fair Market Value as the Committee may specify) of the SAR if it is not a Related SAR, or (ii) the Exercise Price as provided in the Related Option if the SAR is a Related SAR.

7.4 SAR Exercise Period. The Committee shall determine the period during which a SAR may be exercised, which period shall be specifically set forth in the Agreement; provided, that:

(a) a SAR will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related SAR, the expiration of the Related Option; and

(b) a Related SAR that is related to an Incentive Stock Option may be exercised only when and to the extent the Related Option is exercisable.

7.5 Share Adjustment with Related SAR or Related Option. The exercise, in whole or in part, of a Related SAR shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related SAR is exercised. The exercise, in whole or in part, of a Related Option shall cause a reduction in the number of Shares subject to the Related SAR equal to the number of Shares with respect to which the Related Option is exercised.

8. Exercise of Options and SARs.

8.1 Methods of Exercise. An Option or SAR may be exercised, in whole or in part and subject to the terms of the applicable Agreement evidencing the Award, by the Participant’s delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by:

(a) the Participant’s full payment for the Shares with respect to which the Option is exercised; or

(b) to the extent provided in the applicable Agreement or otherwise authorized by the Committee,

(i) for Participants other than the Company’s designated executive officers and directors, payment may be effected by irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option (a broker-assisted cashless exercise); or

(ii) payment may be made by delivery (including constructive delivery) of unencumbered Shares (provided that if the Shares were acquired pursuant to another option or other award granted under this Plan or under any other compensation plan maintained by the Company or any Affiliate, the Shares shall have been held for such period, if any, as the Committee may specify) valued at Fair Market Value on the Date of Exercise.

9. Restricted Stock Awards. Each grant of Restricted Stock under this Plan shall be subject to an Agreement, stock certificate transfer legend, or stop transfer instructions to the Company’s stock transfer agent, specifying the terms and conditions of the Award. Restricted Stock granted under this Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as the Committee may specify. The terms and conditions may provide, in the discretion of the Committee, for the lapse of transfer restrictions or forfeiture provisions to be accelerated or contingent upon the achievement of one or more specified Performance Goals.

10. Restricted Stock Unit Awards. Each grant of Restricted Stock Units under this Plan shall be evidenced by an Agreement that (a) provides for the issuance of Shares to a Participant at such time(s) as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify, including terms that condition the issuance of Shares upon the achievement of one or more specified Performance Goals.

11. Performance Awards. Each Performance Award granted under this Plan shall be evidenced by an Agreement that
(a) provides for the payment of cash or issuance of Shares, Options, or SARs contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify. For purposes of Section 5.2, a Performance Award shall be deemed to cover a number of Shares equal to the maximum number of Shares that may be issued upon payment of the Award. The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a calendar year shall not exceed $5 million.

12. Dividends and Dividend Equivalents. The terms of an Award may, subject to such terms and conditions as the Committee may specify, provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares covered by the Award, which payments may be either made currently or credited to an account established for the Participant, and may be settled in cash or Shares, as determined by the Committee.

13. Other Stock-Based Awards. The Committee may in its discretion grant stock-based awards of a type other than those otherwise provided for in this Plan, including the issuance or offer for sale of unrestricted Shares (“Other Stock-Based Awards”). Other Stock-Based Awards shall cover such number of Shares and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting the Other Stock-Based Award upon the achievement of one or more Performance Goals.

14. Capital Events and Adjustments.

14.1 Automatic Adjustments. Unless otherwise determined by the Committee on or prior to the date of an Automatic Adjustment Event, upon the occurrence of an Automatic Adjustment Event, each of the following shall, automatically and without need for Committee action, be proportionately adjusted:

(a) the number of Shares subject to outstanding Awards;

(b) the per Share Exercise Price of Options and the per Share base price upon which payments under SARs that are not Related SARs are determined;

(c) the aggregate number Shares as to which Awards thereafter may be granted under this Plan; and

(d) the maximum number of Shares with respect to which an Employee may be granted Awards during any calendar year.

14.2 Discretionary Adjustments. Subject to Section 14.1, in the event of any change in the outstanding Common Stock by reason of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee may, as it deems equitable in its discretion, provide for a substitution for or adjustment in:

(a) the number and class of securities subject to outstanding Awards or the type of consideration to be received upon the exercise or vesting of outstanding Awards;

(b) the Exercise Price of Options and the base price upon which payments under SARs that are not Related SARs are determined;

(c) the aggregate number and class of securities for which Awards thereafter may be granted under this Plan; and

(d) the maximum number of securities with respect to which an Employee may be granted Awards during any calendar year.

Any provision of this Plan or any Agreement to the contrary notwithstanding, in the event of a merger or consolidation to which the Company is a party, the Committee shall take such actions, if any, as it deems necessary or appropriate to prevent the enlargement or diminishment of Participants’ rights under this Plan and Awards granted hereunder, and may, in its discretion, cause any Award granted hereunder to be canceled in consideration of a cash payment equal to the fair value of the canceled Award, as the Committee determines in its discretion.

15. Deferrals. The Committee may permit or require a Participant to defer the Participant’s receipt of Shares or cash that would otherwise be due to the Participant pursuant to the terms of an Award upon such terms and conditions as the Committee may establish.

16. Termination or Amendment. The Board may amend or terminate this Plan in any respect at any time; provided, that after the stockholders of the Company have approved this Plan, the Board shall not amend or terminate this Plan without approval of
(a) the Company’s stockholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, requires stockholder approval of the amendment, and (b) each affected Participant if the amendment or termination would adversely affect the Participant’s rights or obligations under any Award granted prior to the date of the amendment or termination.

17. Modification, Substitution of Awards.

17.1 Modification of Awards; No Reduction in Exercise Price. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards; provided, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under the Award, and (b) subject to Section 14, in no event may (i) an Option be modified to reduce the Exercise Price of the Option, (ii) a SAR be modified to reduce the applicable Exercise Price (in the case of a Related SAR) or base price (in the case of other SARs), or (iii) an Option or SAR be cancelled or surrendered in consideration for the grant of a new Option or SAR with a lower Exercise Price or base price.

17.2 Substitution of Awards. Anything contained herein to the contrary notwithstanding, Awards may, in the Committee’s discretion, be granted under this Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Substitute Awards granted hereunder shall not be counted toward the Share limit imposed by Section 5.2, except to the extent the Committee determines that counting those Awards is required for Awards granted hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

18. Foreign Employees. Without amendment of this Plan, the Committee may grant Awards to Eligible Persons who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan. The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any of its Affiliates operates or has employees.

19. Stockholder Approval. This Plan and any amendments to the Plan requiring stockholder approval pursuant to Section 16 are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board.

20. Withholding. The Company’s obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Award granted hereunder shall be subject to satisfaction of applicable federal, state, local and foreign tax withholding requirements. In accordance with such rules as the Committee may prescribe, a Participant may satisfy any withholding tax requirements by one or any combination of the following means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold Shares otherwise issuable to the Participant; or

(c) delivering to the Company already-owned and unencumbered Shares.

21. No Loans. Notwithstanding any other provision of this Plan to the contrary, no loans will be permitted by the Company to the Company’s designated executive officers and directors, including without limitation a loan in conjunction with the exercise of an Option or SAR and a transaction structured as a broker-assisted cashless exercise.

22. Term of Plan. Unless the Board terminates this Plan pursuant to Section 16 on an earlier date, this Plan shall terminate on the date that is ten years after the earlier of that date that the Board adopts this Plan or the Company’s stockholders approve this Plan, and no Awards may be granted after that date. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

23. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or Committee, the Company shall indemnify members of the Committee against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if those members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

24. General Provisions.

24.1 No Legal or Equitable Rights Conferred. The establishment of this Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan. Participation in this Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

24.2 Power of Company to Issue Awards or Adopt Other Plans. Neither the adoption of this Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, or other awards otherwise than under this Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

24.3 Non-Transferability of Awards. The interests of any Eligible Person under this Plan or Awards granted hereunder are not subject to the claims of creditors and may not, in any way, be transferred, assigned, alienated or encumbered, except to the extent provided in an Agreement.

24.4 Governing Law. This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles.

24.5 Award Restrictions. The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that the person is acquiring the Shares without a view to distribution thereof. The certificates for the Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on certificates for Shares to make appropriate reference to the restrictions.

24.6 Regulatory Approvals and Compliance with Securities Laws. The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under this Plan, or record any person as a holder of record of Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies the Committee deems necessary, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law the Committee deems applicable.

24.7 Non-certificated Awards; No Fractional Shares. To the extent that this Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded. No fractional Shares shall be issued or delivered pursuant to this Plan or any award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.	Mark Here for Address Change or comments	☐

1. ELECTION OF DIRECTORS				2.	PROPOSAL TO APPROVE THE COMPANY’S 2004 LONG-TERM INCENTIVE AND EQUITY AWARD PLAN. The Board of Directors recommends a vote FOR proposal 2.
FOR all nominees listed (except as marked to the contrary below). ☐	WITHHOLD AUTHORITY to vote for all nominees. ☐	Nominees —	01 Cassandra C. Carr, 02 Howard M. Dean, 03 Frank P. Doyle, 04 John F. Fiedler, 05 Dennis E. Foster, 06 John C. McKelvey, 07 Phillip J. Meek, 08 William L. Trubeck, 09 Carl W. Vogt, 10 William D. Zollars		FOR ☐	AGAINST ☐	ABSTAIN ☐

(To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.)				3.	PROPOSAL TO RATIFY THE APPOINTMENT of KPMG LLP as independent public accountants of the Company for 2004. The Board of Directors recommends a vote FOR proposal 3.
The Board of Directors recommends a vote FOR all director nominees listed.					FOR ☐	AGAINST ☐	ABSTAIN ☐
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE			THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
				4.	OTHER BUSINESS: In their discretion the Proxies are authorized to vote upon any other business as may properly come before the meeting or any recovened meeting after an adjournment.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature			Signature			Date
Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/yell Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at www.yellowroadway.com

YELLOW ROADWAY CORPORATION

PROXY

ANNUAL MEETING OF STOCKHOLDERS, MAY 20, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints WILLIAM D. ZOLLARS, DANIEL J. CHURAY, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Yellow Roadway Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Yellow Roadway Corporation, to be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas on Thursday, May 20, 2004, at 9:30 a.m., and at any reconvened meeting(s) after any adjournment(s) of the meeting(s).

If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any reconvened meeting(s) after any adjournment(s) of the meeting(s), the majority of the Proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy previously given to vote at such meeting.

(Continued and to be SIGNED and dated on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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